UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange
Ac
t of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pur su ant to § 240.14a-12

SKECHERS U.S.A., INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on Monday, June 12, 2023

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held on Monday, June 12, 2023 at 12:00 p.m. Pacific Time. This year’s Annual Meeting will be held solely virtually via the Internet at www.virtualshareholdermeeting.com/SKX2023. You will not be able to attend the Annual Meeting in person.

Our Annual Meeting is being held for the following purposes:

1.	To elect the three nominees for election named in the enclosed proxy statement as members to the Board of Directors to serve for a three-year term as Class III Directors;

2.	To approve an amendment to our Certificate of Incorporation to permit the exculpation of our officers;

3.	To approve the 2023 Incentive Award Plan;

4.	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers;

5.	To conduct a non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our Named Executive Officers;

6.	To consider a stockholder proposal requesting the Board of Directors to prepare a report for a net zero emissions plan, if properly presented at the meeting; and

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on April 13, 2023 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 12, 2023: The proxy statement and 2022 Annual Report are available in the SEC Filings section of the investor relations page of our corporate website at https://investors.skechers.com/financial-data/all-sec-filings and at www.proxyvote.com.

This year, we are continuing to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2022 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or Internet voting systems. Returning a signed proxy card or submitting a proxy over the Internet or by telephone will not affect your right to vote at the virtual Annual Meeting. Please submit your proxy promptly to avoid the expense of additional proxy solicitation.

You are cordially invited to attend the Annual Meeting virtually, and if you plan to attend the Annual Meeting you must log in to www.virtualshareholdermeeting.com/SKX2023 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary
Dated: May , 2023
Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting of Stockholders to be Held

June 12, 2023 at 12:00 p.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on June 12, 2023 at 12:00 p.m. Pacific Time (the “Annual Meeting”). The Annual Meeting will be held solely virtually via the Internet at www.virtualshareholdermeeting.com/SKX2023. The Board of Directors of Skechers (the “Board”) is soliciting proxies to be voted at the Annual Meeting.

As permitted by the Securities and Exchange Commission (“SEC”), Skechers is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about May 1, 2023, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet and mail printed copies of the proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and our 2022 Annual Report to Stockholders. The Notice also instructs you on how to submit your proxy via the Internet. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

YOUR VOTE IS VERY IMPORTANT.

If a proxy is duly granted and returned over the Internet, by telephone or by mailing a proxy card in the accompanying form, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the nominees for director named herein, FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation, FOR the approval of our 2023 Incentive Award Plan, FOR the approval of the compensation of our Named Executive Officers, FOR every three years on the frequency of future advisory votes to approve the compensation of our Named Executive Officers, and AGAINST the stockholder proposal. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, by submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed) or by attending and voting at the virtual Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Shares Outstanding and Quorum

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on April 13, 2023 will be entitled to vote at the Annual Meeting. There were 138,518,770 shares of Class A Common Stock and 20,473,521 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, the shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters upon which stockholders have the right to vote, and the presence virtually or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter. Your shares will be accounted as present at the Annual Meeting if you are present at the virtual Annual Meeting or have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.

How You Can Vote

You may vote by attending the Annual Meeting and voting at the virtual meeting or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the Internet, by telephone or through the mail.

To vote via the Internet, follow the instructions on the Notice or go to the Internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a proxy card.

As an alternative to voting by telephone or via the Internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of our Class A Common Stock in street name you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the Notice provided by your broker, bank or other nominee.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on June 11, 2023. Stockholders who submit a proxy via the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the Internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

Attending and Voting at the Virtual Annual Meeting

The Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/SKX2023. You will not be able to attend the Annual Meeting in person.

Access to the Annual Meeting. The live audio webcast of the Annual Meeting will begin at 12:00 p.m. Pacific Time. Online access to the webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Log-in Instructions. Stockholders will need to log-in to www.virtualshareholdermeeting.com/SKX2023 using the 16-digit control number on the Notice, proxy card or voting instruction form to attend the Annual Meeting.

Submitting Questions at the Annual Meeting. Stockholders may submit questions and vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com/SKX2023. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to submit questions and vote at our Annual Meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to Skechers and that are submitted in accordance with the Rules of Conduct for the Annual Meeting, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficient use of our resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log-in page at www.virtualshareholdermeeting.com/SKX2023.

Voting shares prior to and at the virtual Annual Meeting. Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/SKX2023 on the day of and during the virtual Annual Meeting. If you are a beneficial owner, you must submit a legal proxy from your broker or other nominee as the record holder and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the Record Date.

Counting of Votes

Pursuant to Proposal No. 1, the three candidates for director receiving the most “For” votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Because directors are elected by a plurality of the votes cast, a “Withhold” vote as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee. Stockholders may not cumulate their votes. Proposal No. 2 seeks the approval of an amendment to our Amended and Restated Certificate of Incorporation to exculpate our officers from personal liability from monetary damages for breaches of their fiduciary duties, and Proposal No. 3 seeks the approval of the 2023 Incentive Award Plan. Proposal No. 4 is a non-binding advisory proposal to approve the compensation of our Named Executive Officers, and Proposal No. 5 is a non-binding advisory proposal on the frequency of future advisory votes to approve the compensation of our Named Executive Officers. Proposal No. 6 is a stockholder proposal requesting the Board of Directors to prepare a report for a net zero climate transition plan. Proposal No. 2 will be considered as having passed if it receives the affirmative “For” vote of a majority of the voting interest of the outstanding shares of our Class A Common Stock and Class B Common Stock. Any shares not voted by abstention or otherwise will have the same effect as a vote “Against” Proposal No. 2. Each of Proposal Nos. 3, 4, and 6 will be considered as having passed if it receives the affirmative “For” vote of a majority of voting interest of the shares of Class A Common Stock and Class B Common Stock virtually present or represented by proxy and entitled to vote on each such proposal at the Annual Meeting. Proposal No. 5 also requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If none of the frequency alternatives (every 1 year, 2 years or 3 years) receives such a majority, we will consider the frequency with highest number of votes cast “For” by stockholders to be the frequency that has been selected by our stockholders. Proxies marked “Abstain” as to Proposal Nos. 2, 3, 4, 5 and/or 6 will have the same effect as a vote cast against it.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. With respect to our 2023 Annual Meeting, brokers are not permitted to vote on any of Proposal Nos. 1 through 6 without instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting and will not be counted in determining whether there is a quorum.

Householding

The SEC has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our Notice or proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, or contact our investor relations advisory firm, Addo Communications, by telephone at (310) 829-5400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors is duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and eleven members. We currently have eight members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors. The nominees for election to our Board of Directors at our 2023 Annual Meeting of Stockholders are Katherine Blair, Yolanda Macias and Richard Siskind. For more information regarding our nominees, please see “Information Concerning Director Nominees” below.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Katherine Blair, Yolanda Macias and Richard Siskind, who are director nominees and are currently members of the Board of Directors. We have been advised by Katherine Blair, Yolanda Macias and Richard Siskind of their availability and willingness to serve if re-elected. In the event that any of Katherine Blair, Yolanda Macias and Richard Siskind becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR each of these director nominees.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO PERMIT THE EXCULPATION OF OUR OFFICERS

Section 102(b)(7) of the General Corporation Law of the State of Delaware was amended effective August 1, 2022 to authorize exculpation of officers of Delaware corporations. Specifically, the amendments extend the opportunity for Delaware corporations to exculpate their officers, in addition to their directors, for personal liability for breach of the duty of care in certain actions. This provision would not exculpate officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this provision exculpate such officers from liability for claims brought by or in the right of Skechers, such as derivative claims.

Our Board of Directors believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain top talent. This protection has long been afforded to directors. Accordingly, the Board believes that the proposal to extend exculpation to officers is fair and in the best interests of Skechers and its stockholders.

Proposed Amendment to Skechers’ Certificate of Incorporation

The proposed amendment would authorize the exculpation of officers for personal liability for breach of the duty of care in certain actions as permitted by Section 102(b)(7) of the Delaware General Corporation Law. This description of the proposed amendment is a summary and is qualified by the full text of the proposed amendment to our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), which is attached to this proxy statement as Appendix A and is marked to show the changes described above.

Recommendation

On March 9, 2023, our Board adopted resolutions approving, subject to stockholder approval at the Annual Meeting, the proposed amendment (the “Amendment”) of our Certificate of Incorporation in order to permit the exculpation of officers pursuant to Section 102(b)(7) of the Delaware General Corporation Law. Our Board recommends that our stockholders vote “FOR” the Amendment of our Certificate of Incorporation to permit such exculpation of officers.

Vote Required

Approval of the Amendment of our Certificate of Incorporation requires an affirmative vote of a majority of the voting interest of the outstanding shares of our Class A Common Stock and Class B Common Stock.

If our stockholders approve the Amendment of our Certificate of Incorporation, our Board has authorized our officers to file the Amendment with the Delaware Secretary of State, and the Amendment would become effective upon acceptance by the Delaware Secretary of State. Our Board intends to make that filing if, and as soon as practicable after, this proposal is approved at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the Amendment to our Certificate of Incorporation to permit exculpation of our officers.

PROPOSAL NO. 3

APPROVAL OF THE 2023 INCENTIVE AWARD PLAN

Executive Summary of Proposal and Selected Plan Information
Introduction:

On April 6, 2023, upon recommendation of the Compensation Committee, the Board approved the Skechers U.S.A., Inc. 2023 Incentive Award Plan (the “Plan”), subject to stockholder approval at the 2023 Annual Meeting. The Plan will supersede our 2017 Incentive Award Plan (the “2017 Plan”), which is the only plan under which equity-based incentives may currently be awarded to our officers, other employees, non-employee directors and consultants. Awards currently outstanding under the 2017 Plan will remain outstanding under the 2017 Plan in accordance with their terms.

The Board recommends a vote “For” the approval of the Plan and believes the Plan is in the best interests of Skechers and our stockholders for the following reasons:

•  Attracts and retains talent. Talented employees, executives and directors are essential to the successful execution of our business strategies. The purpose of the Plan is to enable us to attract, motivate and retain key personnel and to provide them with an opportunity to acquire and maintain an equity interest in our company and to receive incentive compensation opportunities tied to our performance.

•  Motivates and rewards key personnel. The Plan supports our business objectives by linking the compensation of key personnel to the performance of our company and individual accomplishments, as well as the value of our Class A common stock. Our compensation program currently provides for (i) annual cash incentives that motivate and reward key personnel to achieve our annual business objectives and (ii) long-term equity incentives that motivate and reward key personnel to achieve our multi-year business objectives and to drive the long-term value of our Class A common stock.

•  Aligns with stockholder interests. The Plan provides for the grant of incentive compensation awards to eligible participants, including equity incentives that are based on the long-term value of our Class A common stock and the achievement of strategic performance goals over specified performance periods. These awards encourage key personnel to focus on our long-term performance and increase their investment in our company. If the Plan is approved, we will be able to maintain our primary means of aligning the interests of our employees, executives and directors with the interests of our stockholders.

If the Plan is approved by our stockholders, the Plan will become effective on June 12, 2023 (the “Effective Date”) and, as of such Effective Date, no further awards will be made under the 2017 Plan. If our stockholders do not approve the Plan, the 2017 Plan will remain in effect in its current form, subject to its expiration date.

Proposed Share Reserve:	A total of 7,500,000 shares of Class A common stock are reserved for awards granted under the Plan. The Plan’s reserve will be reduced by one (1) share for every one (1) share granted under the 2017 Plan after December 31, 2022 and prior to the Effective Date.

If (i) any shares subject to an award are forfeited or an award expires or is settled for cash (in whole or in part), or (ii) after December 31, 2022, any shares subject to an award under the 2017 Plan are forfeited or an award expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such award shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award (i.e., an award other than an stock option or stock appreciation right) or, after December 31, 2022, arising from a full-value award under the 2017 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by us, the shares so tendered or withheld shall be added to the Plan’s reserve.

Impact on Dilution and Fully-Diluted Overhang:

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. If the Plan is approved, the total fully-diluted overhang as of December 31, 2022, would be approximately 6.6%. In this context, fully-diluted overhang is calculated as the sum of awards outstanding under the 2017 Plan plus the proposed share reserve under the Plan (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of December 31, 2022. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Expected Duration of the Share Reserve:

We expect that the share reserve under the Plan, if this proposal is approved by our stockholders, will be sufficient for awards to attract, retain, and motivate employees for approximately five (5) years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Governance Highlights:

The Plan incorporates numerous governance best practices, including:

☑  No “liberal share recycling” of options or SARs.

☑  No dividends or dividend equivalents on options or SARs.

☑  Dividends and dividend equivalent rights, if any, on all other awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

☑  Minimum 100% fair market value exercise price for options and SARs.

☑  No repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for equitable adjustments in connection with certain corporate transactions.

☑  No “liberal” change in control definition or automatic “single-trigger” change in control vesting.

☑  The Plan does not provide for an annual increase in the share reserve, and may not be amended to increase the share reserve without stockholder approval.

Plan Term:

The Plan will terminate on the tenth anniversary of the Effective Date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

Stockholder Approval:	Stockholder approval of the Plan is necessary in order for us to meet the stockholder approval requirements of the New York Stock Exchange (the “NYSE”), as well as enable the Plan to grant incentive stock options (“ISOs”) in accordance with the requirements of Section 422 of the Code relating to ISOs.

Summary of Key Stock Plan Data

Share Usage

The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years:

	2022	2021	2020	3-Year Average
Stock Options/Stock Appreciation Rights (SARs) Granted	0	0	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	1,446,550	1,201,600	1,319,300
Stock-Settled Performance-Based Shares/Units Vested*	0	0	0
Weighted-Average Basic Common Shares Outstanding	155,627,295	155,539,182	154,184,487
Share Usage Rate	0.9%	0.8%	0.9%	0.9%

*

With respect to performance-based shares/units in the table above, we calculated the share usage rate based on the applicable number of shares vested (based on meeting both service and performance conditions) each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 232,500 shares in fiscal 2022, 217,500 shares in fiscal 2021 and 250,000 shares in fiscal 2020.

Overhang as of December 31, 2022

The following table sets forth certain information as of December 31, 2022, unless otherwise noted, with respect to our equity compensation plans:

Stock Options/SARs Outstanding	0
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	n/a
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	n/a
Total Stock-Settled Full-Value Awards Outstanding	3,423,902
Proposed share reserve under the Plan*	7,500,000
Basic common shares outstanding as of December 31, 2022	155,283,061

*

The proposed share reserve is subject to reduction for any awards granted under the 2017 Plan after December 31, 2022. As of December 31, 2022, there were 2,749,532 shares available for future grant under the 2017 Plan. Upon stockholder approval of the new Plan, no further awards will be made under the 2017 Plan.

As of April 20, 2023, the per-share closing price of our Class A common stock as reported on the NYSE was $49.99.

Description of the Proposed 2023 Plan

The following sets forth a description of the material terms of the proposed 2023 Incentive Award Plan. The following summary is qualified in its entirety by reference to the full text of the Plan attached hereto as Appendix A.

Share Reserve

The aggregate number of shares of our Class A common stock available for issuance pursuant to awards granted under the Plan is 7,500,000 shares. The Plan’s reserve will be reduced by one (1) share for every one (1) share granted under the 2017 Plan after December 31, 2022 and prior to the Effective Date. Shares granted under the Plan may be authorized but unissued shares, or shares purchased in the open market. If an award under the Plan or, after December 31, 2022, any award under the 2017 Plan is forfeited, expires or is settled for cash (including shares of restricted stock that are repurchased by us during the restricted period applicable to such shares at the same price paid by the holder), any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Plan. In addition, any shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full-value award under the Plan or, after December 31, 2022, a full value award granted under the 2017 Plan can be used again for new grants under the Plan.

Notwithstanding anything to the contrary, the following shares will not be added back to the shares available for grant under the Plan:

•	shares tendered by a holder or withheld by us in payment of the exercise price of an option granted under the Plan;

•	shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a option or SAR granted under the Plan;

•	shares subject to a SAR granted under the Plan that are not issued in connection with the stock settlement of the SAR on exercise thereof; and

•	shares purchased on the open market with the cash proceeds from the exercise of options granted under the Plan.

Awards granted under the Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Plan to the extent that grants of awards using such authorized shares are (i) permitted without stockholder approval under the rules of the principal securities exchange on which our Class A common stock is then listed and (ii) made to individuals who were not employed by or providing services to our company or its subsidiaries immediately prior to such transaction.

Non-employee Director Limit

The grant date fair value of equity-based awards granted to any non-employee director during any calendar year taken together with any cash fees paid in respect of service as a member of the Board during such calendar year (including service as a member or chair of any committees of the Board), will not exceed $750,000 per calendar year.

Administration

The Plan will be administered by our Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (our Board and such committees, the “plan administrator”), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Plan, including any vesting and vesting acceleration conditions, repurchase provisions, forfeiture provisions, form of payment and any performance criteria.

Eligibility

Awards other than ISOs may be granted to any of our officers, employees, consultants or directors or any officers, employees, consultants or directors of a subsidiary of our company. Only officers and employees of our company or its subsidiaries may be granted ISOs under Section 422 of the Code. As of March 31, 2023, approximately 15,600 employees including six executive officers, 1,500 consultants and five non-employee directors were eligible to participate in the Plan.

Awards

The Plan provides that the administrator may grant or issue options, including ISOs and non-qualified stock options (NSOs), SARs, restricted stock, restricted stock units (RSUs), dividend equivalents and other stock-based and cash-based awards to eligible participants. Awards other than cash awards generally will be settled in shares of our Class A common stock, but the plan administrator may provide for cash settlement of any award. Each award will be evidenced by an award agreement, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations, and in the case of an option, will be designated as either an ISO or NSO. A brief description of each award type follows.

Stock Options

Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. The Plan provides for the grant of ISOs under the federal tax laws or NSOs. ISOs may be granted only to employees, and NSOs may be granted to employees, directors or consultants. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). The exercise price of options will be determined by the administrator, provided that the exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

Stock Appreciation Rights

SARs entitle their holder, upon exercise, to receive from us an amount equal to the difference between the fair market value of the shares subject to the SAR on the exercise date and the exercise price of the SAR. Each SAR will be governed by a stock appreciation right agreement and may be granted in connection with stock options or other awards, or separately. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

Restricted Stock and Restricted Stock Units

Restricted stock is an award of nontransferable shares of our Class A common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Vesting conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. Holders of restricted stock, unlike recipients of other equity awards, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, except that, dividends accrued prior to vesting shall only be paid to the extent that the vesting conditions are subsequently satisfied.

Dividends and Dividend Equivalents

Dividend equivalents represent the right to receive the equivalent value of the dividends, if any, per share paid by us on shares of Class A common stock, and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted (or such other dates as may be determined by the plan administrator) and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

In no event will dividends or dividend equivalents be paid with respect to options or stock appreciation rights under the Plan. Further, notwithstanding anything to the contrary, with respect to full-value awards, if such award provides for a right to dividends or dividend equivalents, any dividends or dividend equivalents will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

Other Stock or Cash-Based Awards

Subject to the provisions of the Plan, the plan administrator shall determine the terms and conditions of each other stock or cash-based award, including the term of the award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions. Other stock or cash-based awards may be paid in cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock, as determined by the plan administrator, and may be available as a form of payment in the settlement of other awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an individual is otherwise entitled.

Transferability of Awards

Awards are transferable only by will and the laws of descent and distribution, or to the extent authorized by the administrator, to certain permitted transferees, including members of the participant’s immediate family. The participant may also designate one or more beneficiaries in the event of death on a designated form provided by the administrator. For the avoidance of doubt, under no circumstance may an award be transferred to a third party for monetary consideration.

Changes in Capitalization; Corporate Transactions

In the event of certain transactions and events affecting our Class A common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions, the plan administrator has broad discretion to take action under the Plan, as well as to make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and to facilitate such transactions or events, including providing for the cash-out, assumption, substitution, accelerated vesting or termination of awards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Plan and outstanding awards.

Change in Control

In the event of a change in control of our company (as defined in the Plan), to the extent that outstanding equity awards are not continued, converted, assumed or replaced, then all such awards will become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such awards will lapse immediately prior to such change in control.

Foreign Participants and Participant Payments

The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Class A common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Forfeiture and Clawback Provisions

All awards shall, to the extent set forth in such clawback policy and/or in the applicable award agreement, be subject to the provisions of any claw-back policy implemented by us, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such clawback policy was in place at the time of grant of an Award.

Amendment; Termination; Repricing

Our Board of Directors may amend, suspend or terminate the Plan at any time, provided that, subject to certain exceptions set forth in the Plan, no amendment, suspension or termination will, without the consent of the holder, materially adversely affect any rights or obligations under any award previously granted, unless the award itself otherwise expressly so provides.

In addition, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

No awards shall be granted under the Plan after the tenth anniversary of the Effective Date.

New Plan Benefits

Grants of awards under the Plan are subject to the discretion of the Compensation Committee. No awards have been granted under the Plan and it is not possible to determine the benefits that will be received in the future by participants in the Plan. The discussion in the Compensation Discussion & Analysis, including the Summary Compensation Table, Grants of Plan-Based awards Table and Outstanding Equity awards at Fiscal Year-End Table set forth information with respect to prior awards granted to our individual named executive officers under the 2017 Plan. Please see the Director Compensation Table for awards granted to our non-employee directors under the 2017 Plan.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Non-Qualified Stock Options

If an optionee is granted an NSO under the Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Class A common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Class A common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, except to the extent the deduction limits of Section 162(m) apply.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Class A common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares but subject to the deduction limits of Section 162(m).

Other Awards

The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); restricted stock units, other stock or cash based awards, dividend equivalents, and other incentive awards are generally subject to tax at the time of payment.

Section 162(m) of the Code

Section 162(m) generally prohibits a public company from deducting compensation paid to a “covered employee” in excess of $1.0 million in any taxable year. Prior to the enactment of The Tax Cuts and Jobs Act of 2017 (the “TCJA”) on December 22, 2017, compensation that qualified as “performance-based” compensation under Section 162(m) could be excluded from this $1.0 million limit. The TCJA repealed the “performance-based” compensation exemption for taxable years beginning after December 31, 2017 (subject to certain transition rules). As a result of the repeal of the “performance-based” compensation exemption, no awards under the Plan, whether performance-based or otherwise, will be eligible to be excluded from the $1.0 million limit on deductible compensation under Section 162(m).

Section 409A of the Code

Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Parachute Payments

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to our company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Vote Required

Approval of the 2023 Incentive Award Plan requires approval by a majority of the voting interest of the shares of Class A Common Stock and Class B Common Stock virtually present or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the 2023 Incentive Award Plan.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking stockholder approval of an advisory, non-binding basis of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement titled “Executive Compensation.” In this Proposal No. 4, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Offers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders.”

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy, and to refer to the related executive compensation tables. The compensation of our Named Executive Officers is based on a design that ties a substantial percentage of an executive’s compensation to our attainment of financial and other performance measures that, our Board of Directors believes, promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, as well as the terms of restricted stock awards, are designed to enable our company to attract and maintain top talent while, at the same time, creating a close relationship between our company’s performance and overall stockholder return and the Named Executive Officers’ compensation. Our Compensation Committee and Board of Directors believe that the design of the program, and hence the compensation awarded to Named Executive Officers under the current program, fulfills this objective.

Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions that our stockholders express in their votes and will consider the voting results in connection with their ongoing evaluation of our compensation program. Our Board of Directors has determined to hold an advisory vote on the compensation of our Named Executive Officers every three years. Unless the Board of Directors modifies its determination on the frequency of such future advisory votes, the next advisory vote on the compensation of our Named Executive Officers will be held at the 2026 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the advisory, non-binding resolution approving the compensation of our Named Executive Officers

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF FUTURE VOTES TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to indicate how frequently they believe we should seek an advisory vote on the compensation of our Named Executive Officers. In this Proposal No. 5, we are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining. In voting on this proposal, you should mark your proxy for one, two or three years based on your preference as to the frequency with which future advisory votes on executive compensation should be held. You may also abstain from voting on this proposal.

Our Board of Directors recommends that future advisory votes on the compensation of our Named Executive Officers occur every three years because our Board and Compensation Committee believe that this frequency will provide the most effective means for conducting and responding to the advisory vote based on a number of considerations, including the following:

•	Our compensation program is designed to induce and reward performance over a multi-year period;

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of our company;

•

A three-year vote cycle gives our Board of Directors and Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures; and

•	As discussed under “Corporate Governance and Board Matters—Stockholder Communications with the Board of Directors,” we provide our stockholders an opportunity to communicate with the Board.

Stockholders are not voting to approve or disapprove the recommendation of our Board of Directors, but rather to indicate their choice among these frequency options.

Although the result of this vote is advisory and non-binding, our Compensation Committee and Board of Directors value the opinions that our stockholders express in their votes and will consider our stockholders’ concerns and take them into account in determining how frequently future advisory votes on the compensation of our Named Executive Officers will occur.

The Board of Directors recommends a vote FOR the advisory, non-binding resolution approving the compensation of our Named Executive Officers every three years.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO ISSUE A REPORT FOR NET ZERO EMISSIONS PLAN

As You Sow, beneficial owners of at least $25,000 worth of our Class A Common Stock, submit the following resolution to stockholders for approval at the Annual Meeting, if properly presented. We will provide the proponents’ share ownership and address, as available, to any stockholder promptly upon request to our General Counsel by calling 310-318-3100 or sending a request to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

WHEREAS: Investor demand to reduce corporate emissions reflects the reality that climate change poses a systemic risk to companies and to investor portfolios.

Experts agree that to avoid the most catastrophic effects of climate change, global temperature Increase must be limited to 1.5 degrees Celsius (“1.5°C”). This will require achieving global net zero greenhouse gas emissions by 2050. Failure to reach this goal is projected to have severe economic consequences.1 Because the window for limiting global warming to 1.5°C is quickly narrowing, immediate and aligned emissions reduction is required of all market sectors.2

Skechers USA, Inc. is the third-largest footwear brand in the world.3 According to the United Nations Environment Program, the fashion industry accounts for roughly ten percent of global carbon dioxide emissions.4

Skechers lacks any emissions disclosures or emissions reduction targets. It also fails to identify any climate-related risk in its 10-K. Such risks include instability in global supply chains due to climate impacts, climate-related sourcing constraints, and growing regulatory risk. Skechers does identify “intense competition” as a risk factor.5 Climate change now plays a role in consumer spending decisions,6 and Skechers significantly lags behind nearly all of its major competitors in addressing climate risk.

Deckers Brands, Puma, Adidas, Nike, Under Armour, and VF Corporation have set reduction targets for their Scope 1, 2, and 3 emissions and validated these targets through the Science Based Targets initiative.7 Most of Skechers’ American peers, including Deckers Brands, Nike, Under Armour, and Wolverine Worldwide, also identify climate-related risks in their annual reports.

Despite significant shareholder support for a similar proposal at Skechers last year, the company discloses no progress in measuring or reducing its emissions or in assessing and mitigating climate-related risk.

By setting science-based reduction targets for its Scope 1 through 3 emissions, disclosing a decarbonization plan, and demonstrating progress towards these goals, Skechers can align with peers and provide investors with assurance that it is addressing the regulatory, competitive, and physical risks associated with climate change.

[1]	https://www.nytimes.com/2021/04/22/climate/climate-change-economy.html
[2]	https://report.ipcc.ch/ar6wg3/pdf/IPCC_AR6_WGIII_FinalDraft_FullReport.pdf
[3]	https://investors.skechers.com/press-releases/detail/526/skechers-announces-record-fjrst-quarter-2022-financial
[4]	https://www.bloomberg.com/graphics/2022-fashion-industry-environmental-impact/?sref=TtrRgti9
[5]	https://investors.skechers.com/financial-data/all-sec-filings/content/0001564590-22-007170/0001564590-22-007170.pdf
[6]	https://www.jpmorgan.com/insights/research/climate-change-consumer-spending
[7]	https://sciencebasedtargets.org/companies-taking-action

RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding confidential information, disclosing how Skechers intends to reduce its full value chain greenhouse gas emissions in alignment with the Paris Agreement’s 1.5°C goal requiring Net Zero emissions by 2050.

SUPPORTING STATEMENT: Proponents recommend, at Board discretion, the report include:

•	Disclosure of all relevant Scope 1 through 3 emissions;

•	A timeline for setting 1.5°C-aligned near-term and net zero by 2050 reduction goals;

•	A climate transition plan to achieve emissions reduction goals across all relevant emissions Scopes;

•	A rationale for any decision not to set 1.5°C-aligned targets;

•	A commitment to report annually on progress in meeting emissions reduction goals.

BOARD OF DIRECTORS OPPOSITION STATEMENT

The Board of Directors has carefully considered the proposal and does not believe that its overly prescriptive approach is in the best interests of Skechers and its stockholders at this time, particularly considering the actions Skechers is already taking to address ESG related matters.

Last year, in response to a similar proposal from the Proponent, we wrote the following:

“[w]e do not believe it is responsible to commit to the Proponent’s requested actions without first completing the necessary foundational steps… Specifically, we are working with energy and sustainability consultants to define an Environmental, Social and Governance (“ESG”) strategy tailored to our unique circumstances as a footwear and apparel brand operating worldwide. We plan to conduct an ESG materiality assessment to develop and to begin implementing a multi-year [ESG] roadmap.”

Since that time, we have successfully kept each of these commitments, and have even prepared and issued Skechers’ inaugural Impact Report. This report clearly identifies both our current ESG initiatives as well as many others we plan to introduce in the future. At this time, we believe these actions, which focus on our product, our partners and our people, should be our top ESG priority.

Skechers will continue to strive for meaningful, enduring change that will be impactful to our customers, employees, communities, and stockholders. While we remain supportive of the Proponent’s mission, we do not believe it is in Skechers’ or our stockholders’ best interests to make the specific commitments in the proposal at this time.

The Board of Directors recommends a vote AGAINST the shareholder proposal requesting the Board to issue a report disclosing how Skechers intends to reduce its full value greenhouse gas emissions to achieve net zero emissions by 2050.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

For each director nominee and director, set forth below is his or her name, age, tenure as a director of our company, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years. The specific experiences, qualifications, attributes and skills that led the Board of Directors to conclude that each nominee should serve as a director at this time are described below.

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Katherine Blair	53	Class III (2026)	Director
Yolanda Macias	57	Class III (2026)	Director
Richard Siskind	77	Class III (2026)	Director

Katherine Blair has served as a member of our Board of Directors since May 2019. Ms. Blair has also served as a member of the board of directors of Impac Mortgage Holdings, Inc. since December 2019. Since April 2014, she has been a partner at Manatt, Phelps & Phillips, LLP in Los Angeles, and prior to that was a partner at K&L Gates LLP. Ms. Blair’s practice focuses on corporate, securities and transactional matters and advising executive officers, general counsel and directors on corporate governance, SEC reporting and compliance, public and private securities offerings, as well as mergers and acquisitions.

Ms. Blair currently serves as Chair of the Business Law Section of the Los Angeles County Bar Association, she is an officer of the Corporations Committee of the Business Law Section of the California Lawyers Association, and she is a member of the Board of Governors of the USC Institute of Corporate Counsel. Ms. Blair holds an undergraduate degree from the University of California, San Diego and a J.D., cum laude from Pepperdine University School of Law.

Ms. Blair’s qualifications to serve on our Board include 25 years in practice as a corporate securities lawyer advising public companies, including corporate, governance, reporting and transactional matters.

Yolanda Macias has served as a member of our Board of Directors since April 2022. Since December 2020, Ms. Macias has been Chief Content Officer at Cinedigm Entertainment Group, and from October 2013 to December 2020, she was an Executive Vice President at Cinedigm, where she is responsible for acquiring global content rights for all distribution and streaming platforms and for overseeing all digital and physical sales and marketing. Prior to 2013, Ms. Macias held various positions at Gaiam Inc., Vivendi Entertainment, which was a division of Universal Music Group, DirecTV, Inc., Technicolor and The Walt Disney Company. Ms. Macias currently serves on the Board of Directors and the Executive Committee of C5LA, which is a non-profit organization that helps under-resourced, high potential youth to enroll and to succeed in college. She also serves on the Advisory Board for The Digital Entertainment Group’s Canon Club, which is dedicated to supporting women in entertainment and technology. Ms. Macias received her Bachelor of Science degree in business administration with a concentration in finance from California State University, Northridge, and her Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Ms. Macias’ qualifications to serve on our Board include 30 years of experience in the media and distribution sectors, establishing and executing content and sales strategies to facilitate the growth and success of companies and their shareholders in the entertainment, distribution, streaming and technology industries.

Richard Siskind has served as a member of our Board of Directors since June 1999. Since he founded R. Siskind & Company in 1991, Mr. Siskind has served as its Chief Executive Officer and a member of its board of directors. R. Siskind & Company is a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands.

Mr. Siskind’s qualifications to serve on our Board include over 45 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a board member of Magic Lantern Group, a publicly traded apparel company, and over 30 years as founder, Chairman of the Board and Chief Executive Officer of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Robert Greenberg	83	Class I (2024)	Chairman of the Board and Chief Executive Officer
Morton Erlich	78	Class I (2024)	Director
Michael Greenberg	60	Class II (2025)	President and Director
David Weinberg	72	Class II (2025)	Chief Operating Officer, Executive Vice President and Director
Zulema Garcia	49	Class II (2025)	Director

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for over 30 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer from September 2009 to November 2017 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in finance and operations, including more than 20 years as our Chief Financial Officer and over 15 years as our Chief Operating Officer.

Zulema Garcia has served as a member of our Board of Directors since December 2021. Since October 2019, she has served as Senior Vice President of Internal Audit at Herbalife Nutrition. Prior to that she worked at KPMG LLP for 24 years, including 11 years as an audit partner until September 2019. She also served as Diversity Partner Champion for KPMG’s Audit Practice in the United States. Ms. Garcia currently serves on the Board of Trustees of Mount St. Mary’s University in Los Angeles and on the Board of Directors of The Boys & Girls Clubs of Metro Los Angeles. Ms. Garcia received her bachelor’s degree in Business Administration, with an emphasis in accounting, from Mount St. Mary’s University.

Ms. Garcia’s qualifications to serve on our Board include over 25 years of accounting and finance experience and being licensed as a certified public accountant in California and New York. As Senior Vice President of Internal Audit at Herbalife Nutrition, her responsibilities include overseeing worldwide financial, operational, and IT internal audit activities for Herbalife Nutrition. While at KPMG, Ms. Garcia provided financial statement audit, audit of internal control over financial reporting, performance improvement consulting, equity financings including initial public offerings, and mergers and acquisitions services to SEC registrants and private companies in a variety of industries including retail, manufacturing, industrial, and bioscience products.

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors with over 35 years of experience in the footwear industry, primarily in branding and product design, including over 30 years as our founder, leader and one of our largest stockholders since our inception in 1992.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since October 2004. Since October 2013, Mr. Erlich has served as a member of the board of directors of American Vanguard Corporation. Mr. Erlich also serves as Chairman of the Audit Committee and member of each of the Compensation Committee and Nominating and Governance Committee at American Vanguard. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was Managing Partner of the office in Woodland Hills, California. Mr. Erlich is currently a member of the Board of Governors of the City of Hope.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant in California since 1974. His license has been inactive since 2006. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, Michael Greenberg, and David Weinberg, see “Directors Not Standing for Election” above.

Name	Age	Position
John Vandemore	49	Chief Financial Officer
Philip Paccione	61	General Counsel, Corporate Secretary and Executive Vice President of Business Affairs
Mark Nason	61	Executive Vice President of Product Development

John Vandemore has served as our Chief Financial Officer since November 2017. Previously, he served as Executive Vice President, Divisional Chief Financial Officer of Mattel, Inc., from 2015 until 2017, and he served as Chief Financial Officer and Treasurer of International Game Technology from 2012 until 2015. Prior to 2012, Mr. Vandemore held various positions at The Walt Disney Company, AlixPartners, Goldman Sachs, and PricewaterhouseCoopers. Since December 2016, Mr. Vandemore has served as a member of the board of directors of Inspired Entertainment. Mr. Vandemore earned a Bachelor of Business Administration degree with a major in Accountancy from the University of Notre Dame and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Philip Paccione has served as our Executive Vice President of Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President of Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President of Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg; other than the foregoing, no family relationships exist among any of our executive officers or directors.

Skills, Qualifications and Experience of Directors

The table below summarizes the key skills, qualifications and experience that the Board of Directors considered for each director nominee and each director continuing to serve on our Board. A mark indicates a specific area of focus or expertise on which the Board particularly relies. Not having a mark does not mean the director does not possess that qualification or skill. Our directors’ biographies describe each director’s background and relevant experience in more detail.

Director	Leadership	Industry	Finance/Risk Management	Corporate Governance	Digital/ Technology	Marketing	Diversity
Robert Greenberg	●	●				●
Michael Greenberg	●	●			●	●
David Weinberg	●	●	●		●
Katherine Blair	●		●	●			●
Morton Erlich	●		●	●
Zulema Garcia	●		●	●			●
Yolanda Macias	●		●		●	●	●
Richard Siskind	●	●				●

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2022, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all directors attended the Annual Meeting of Stockholders held in 2022.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2022 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the NYSE Listed Company Manual (the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Exchange Act.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Katherine Blair		●	●†
Morton Erlich	●†	●
Zulema Garcia	●		●
Yolanda Macias			●
Richard Siskind	●	●†
Total Meetings in 2022	7	5	2

†	Committee Chairperson

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and SEC rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors, consisting of eight members, has affirmatively determined that five of its members are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Katherine Blair, Morton Erlich, Zulema Garcia, Yolanda Macias and Richard Siskind. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, as reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board of Director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and one of our largest stockholders, with beneficial ownership of approximately 53.0% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Morton Erlich as our Lead Independent Director for a five-year term, effective as of April 1, 2022. The Lead Independent Director acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs and presides over regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Vice President of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Compensation Committee oversees risks related to our human capital and compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other ESG and corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Audit Committee

Morton Erlich, Chairperson of the Audit Committee, and Zulema Garcia are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal control functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons” in this proxy statement, (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement, (iv) overseeing risks related to our compensation programs, (v) the appointment, compensation, independence and performance of the Compensation Committee’s independent compensation advisor, and (vi) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans. Since 2020, the Compensation Committee has retained the services of an independent compensation advisor, FW Cook, to advise on certain matters related to executive compensation. After review and consultation with FW Cook, the Compensation Committee determined that FW Cook is independent and there is no conflict of interest resulting from retaining FW Cook pursuant to applicable SEC and NYSE rules. For additional information on the roles of FW Cook, our Chief Executive Officer and other members of management in recommending the form or amount of executive compensation, see “Compensation Discussion and Analysis—Oversight Responsibilities for Executive Compensation” in this proxy statement.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of the members of our Compensation Committee has had a transaction since January 1, 2022 involving our company with value in excess of $120,000 in which any related person had a direct or indirect material interest. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2022.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying and recommending qualified candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments as Lead Independent Director and to the other Board committees, and the appointment of a chairperson for each of the Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending changes to the corporate governance guidelines applicable to our company, (vi) monitoring our progress on environmental, social and governance related matters, and (vii) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

In the event of a vacancy on our Board of Directors, the Nominating and Governance Committee identifies and evaluates director candidates by seeking recommendations from our Board members, management and others, and meeting from time to time to evaluate potential candidates’ biographical information and qualifications and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. While the Nominating and Governance Committee has not established specific minimum qualifications for director nominees, the committee believes that candidates and nominees must comprise a board of directors who possess as a whole: personal and professional integrity, ethics and values;

experience in corporate management and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company; experience in our company’s industry; and practical and mature business judgment, including the ability to make independent analytical inquiries. The committee considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee considers diversity when identifying and evaluating director nominees, and we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee considers diversity to include gender and ethnicity, age, skills and experience in the context of the needs of the Board as well as viewpoint, individual characteristics, qualities and skills resulting in the inclusion of varying perspectives among the directors. The committee also considers whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee our company’s business and serve the long-term interests of our stockholders. In particular, the committee considers gender and minority status when evaluating director nominees and has committed to including women and minority candidates in the pool from which future candidates are selected.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to recommend as a candidate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the candidate; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered for the 2024 Annual Meeting, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2024 Annual Meeting” in this proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to nominations for director candidates.

Corporate Code of Conduct and Code of Ethics

Our Corporate Code of Conduct and our Code of Ethics, which applies to all directors, officers and employees, were adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Corporate Code of Conduct and the Code of Ethics is to promote honest and ethical conduct. The Corporate Code of Conduct and the Code of Ethics are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents. We intend to promptly post any amendments to or waivers of the Corporate Code of Conduct and the Code of Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Lead Independent Director, Morton Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board of Directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our company’s business or communications that relate to improper or irrelevant topics. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other staff members or agents of our company who are responsible for analyzing or responding to complaints or requests.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2022. Robert Greenberg, Michael Greenberg and David Weinberg, who are executive officers, did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total Compensation ($)
Katherine Blair	147,500	137,340	284,840
Morton Erlich	225,000	137,340	362,340
Zulema Garcia	115,000	137,340	252,340
Yolanda Macias	83,750	280,525	364,275
Richard Siskind	155,000	137,340	292,340

(1)	This column reports the amount of cash compensation earned in 2022 for Board and committee service. Board member Yolanda Macias joined our Board during 2022.
(2)

Represents the grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The fair value was calculated using the closing price of our Class A Common Stock on the grant date for the shares awarded.

Non-Employee Directors. During the first six months of 2022, we paid each of our non-employee directors annual compensation of $75,000 (pro-rated for the six-month period) for serving on the Board of Directors. Our Audit Committee Chairperson, Compensation Committee Chairperson and Nominating and Governance Committee Chairperson were paid additional annual fees of $100,000, $30,000 and $30,000, respectively (pro-rated for the six-month period). Non-employee directors also received fees of $2,500 for each Board and committee meeting attended. Commencing July 1, 2022, we paid each of our non-employee directors annual compensation of $125,000 (pro-rated for the six-month period) for serving on the Board of Directors. Our Lead Independent Director, Audit Committee Chairperson, Compensation Committee Chairperson and Nominating and Governance Committee Chairperson were paid additional annual fees of $50,000, $50,000, $35,000 and $35,000, respectively (pro-rated for the six-month period), and fees for attending Board and committee meetings were eliminated. Non-employee directors are also reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. During 2022, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock as determined by the Board of Directors. On April 1, 2022, Yolanda Macias received an initial award of 3,500 restricted shares of Class A Common Stock under the 2017 Incentive Award Plan (the “2017 Plan”). The grant date fair value was $143,185 and the shares are scheduled to vest on April 1, 2025, subject to her continued service through the vesting date. On May 27, 2022, each of our non-employee directors who was continuing to serve on our Board of Directors received an award of 3,500 restricted shares of Class A Common Stock under the 2017 Plan. The grant date fair value was $137,340, and the shares are scheduled to vest on May 1, 2025, subject to each director’s continued service through the vesting date.

Employee Directors. During 2022, Robert Greenberg, Michael Greenberg and David Weinberg were executive officers serving on our Board of Directors. Employees of Skechers, who are members of the Board of Directors, are not paid any directors’ fees or other compensation for their service on our Board of Directors. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2022 is set forth under “Executive Compensation.”

Stock Ownership Policy for Non-Employee Directors

Our Compensation Committee believes that, in order to more closely align the interests of our non-employee directors with the interests of our executive officers and other stockholders, all non-employee directors should maintain a minimum level of equity interests in our company’s Class A Common Stock. Our Board of Directors authorized and approved a stock ownership policy, effective as of April 1, 2022, requiring our non-employee directors to maintain stock ownership equal to three times their annual cash retainer under this policy. Each current non-employee director has until December 31, 2027 to come into compliance with this policy. Any newly appointed member of the Board shall come into compliance with this policy by December 31 of the year in which the fifth anniversary of his or her appointment date occurs. After the applicable compliance deadline, until an individual meets his or her stock ownership requirement, the after-tax portion of all equity awards that we grant to such individual must be held until he or she is in compliance with this policy.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses our compensation policies and determinations that apply to our Named Executive Officers. When we refer to our Named Executive Officers, we are referring to the following individuals whose 2022 compensation is described below and set forth below in the Summary Compensation Table (“SCT”) and subsequent compensation tables (the “Named Executive Officers” or “NEOs”).

The CD&A contains certain forward-looking statements that are based on considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from the compensation strategy, philosophy, policies, programs and practices summarized in this discussion.

Name	Position
Robert Greenberg	Chief Executive Officer
John Vandemore	Chief Financial Officer
Michael Greenberg	President
David Weinberg	Chief Operating Officer
Mark Nason	Executive Vice President of Product Development

Executive Summary

For 2022, our 30th year in business, our company achieved a significant milestone with annual sales of $7.4 billion, an increase of 18% from the prior year. From a product perspective, the company further cemented Skechers as The Comfort Technology Company with the introduction of Skechers Hands Free Slip-ins and continued to innovate our performance solutions with the launch of Skechers Pickleball shoes. Among many other standout moments, Footwear News named Skechers—Company of the Year for the third time, and our elite golf athletes—Matt Fitzpatrick and Brooke Henderson—won Majors wearing Skechers Go Golf.

It was also a year that presented challenges, including temporary COVID-related store closures in China and rising freight and logistics costs, which have started to moderate. We also experienced supply chain disruptions that created inventory congestion throughout the distribution channel as we moved through the year.

We overcame those challenges and achieved our record annual sales due to the flexibility, creativity and dedication of the global Skechers organization.

2022 Business Highlights

Our continued growth demonstrates the strength of our brand and the robust demand for our innovative product portfolio. The year also presented challenges, including temporary COVID-related store closures predominantly in China, rising freight and logistics costs, elevated inventory levels and supply chain disruptions that created congestion in our distribution network. We were able to manage these challenges due to the flexibility, creativity and dedication of the global Skechers organization. Highlights of our performance include:

•	Net sales of $7.4 billion, an increase of 18.0%.

•	Net sales growth in AMER and EMEA of 22.3% and 32.5%, respectively.

•	Net earnings attributable to Skechers U.S.A., Inc. of $373.0 million.

•	Diluted earnings per share of $2.38, a decrease of 49.7%, which was due to non-recurring tax benefits and legal settlements in the prior year.

•

As of December 31, 2022, one-year total stockholder returns (“TSR”) of -3% which is above the median of a 95-company compensation peer group (S&P Retail Select Industry), and three-year and five-year relative TSR’s of -3% and 11%, which are in the 31st and 36th percentiles of the same peer group, respectively.

Key 2022 Compensation Actions

The primary elements of our compensation program for the Named Executive Officers and a summary of the actions taken by the Compensation Committee during 2022 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2022 Compensation Actions
Base Salary (Page 35)	• Market-competitive salaries reflecting contribution, background, knowledge, skills, experience and performance.

•  Our Compensation Committee approved merit-based increases for most of our NEO’s, ranging between 9% and 10%, commensurate with the performance of our company and individual accomplishments. Our CFO received a 51% increase reflecting the performance of our company, individual accomplishments and increased responsibilities.

Annual Incentive Compensation (Page 35)	• Annual cash incentives based on the achievement of our financial goals.	• Our Compensation Committee approved the performance criteria, formula and percentages to be used to determine the Named Executive Officers’ incentive compensation.

Long-Term Incentive Compensation (Page 36)	• Aligns Named Executive Officers’ interests with long-term interests of stockholders and are based on the achievement of financial and strategic objectives.

Our Compensation Committee granted to the Named Executive Officers:

•  Restricted stock awards with time-based vesting, and

•  Performance-based restricted stock awards (“PSA”s) with vesting based upon the achievement of pre-established earnings per share (“EPS”) growth for each year of a 3-year performance period and 3-year relative TSR.

2020 Say-On-Pay Vote

At the 2017 Annual Meeting, our stockholders approved advisory votes on the compensation of our Named Executive Officers to occur on a triennial basis. Accordingly, we held an advisory “say-on-pay” vote in 2020, in which approximately 85% of votes cast were in support of our pay practices. In its compensation review process, the Compensation Committee considers whether our executive compensation program is aligned with the interests of its stockholders. In that respect, as part of its review of our executive compensation program, the Compensation Committee considered the approval by approximately 85% of the votes cast for our advisory say-on-pay vote at our 2020 Annual Meeting of Stockholders.

For 2022, the Compensation Committee determined that our executive compensation philosophies and objectives, and compensation elements continued to be appropriate, including the changes that were made to our long-term incentive program with the introduction of performance-based restricted stock awards in 2020 to better align the Named Executive Officers’ interests with the long-term interests of stockholders based on the achievement of specific performance goals.

As discussed in greater detail in the discussion under “Long-Term Incentive Program,” the performance-based restricted stock awards that were awarded as part of the Named Executive Officers’ compensation in 2022 once again consisted of two equally weighted performance metrics:

•	3-year adjusted earnings per share growth, measured annually based on pre-established growth goals, and

•	3-year TSR relative to the companies comprising the S&P Retail Select Industry Index.

The Compensation Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.

2022 Compensation Snapshot

Based on the foregoing, our 2022 executive compensation program can be summarized as follows:

Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

✓  Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation

✓  Pre-established performance goals that are aligned with creation of stockholder value

✓  Market comparison of executive compensation against a relevant peer group

✓  Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to our company

✓  “Double-trigger” vesting for equity awards granted in 2020 and thereafter

✓  Clawback policy

✓  Robust stock ownership policy

×   We do not have excise tax gross-ups

×   We do not allow dividends or dividend equivalents on unearned performance-based awards

×   We do not allow repricing of underwater stock options without stockholder approval

How We Determine Executive Compensation

Our Executive Compensation Philosophy and Objectives

The basic compensation philosophy of the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve the following four objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce a sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviewed and approved our compensation programs for 2022 to effectively balance executive officers’ salaries with performance-based incentive compensation. We believe that it served the needs of our stockholders to provide incentives commensurate with individual management responsibilities as well as past and future contributions to corporate objectives. The mix of compensation elements varied among the executive officers based on each executive officer’s position, responsibilities, experience, and performance.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation, and attempts to balance the total compensation package between short-term, long-term and cash and equity compensation in a way that meets the objectives set forth above.

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee

•  Establishes executive compensation philosophy

•  Approves incentive compensation programs and target performance expectations for the annual incentive compensation plan and long-term incentive compensation awards

•  Approves all compensation actions for the Named Executive Officers, including (i) base salary, (ii) target performance criteria and formulae, and actual compensation, under the annual incentive compensation plan, and (iii) long-term incentive compensation awards

Nominating & Governance Committee	• With input from independent board members and after careful evaluation of the performance of the business, evaluates the performance of the Chief Executive Officer

Independent Committee Consultant—FW Cook

•  Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers and non-employee directors, and executive compensation trends

•  Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•  Reports to the Compensation Committee, does not perform any other services for our company, and has no economic or other ties to our company or the management team that could compromise its independence or objectivity

•  The Compensation Committee considered the independence of FW Cook under applicable SEC rules and listing requirements and determined that FW Cook is independent and that its engagement by the Compensation Committee did not raise any conflict of interest

Chief Executive Officer and Management

•  Management, including the Chief Executive Officer, develops preliminary recommendations regarding compensation matters with respect to all Named Executive Officers other than the Chief Executive Officer, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate

•  Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Peer Group Selection and Market Data

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as a general industry survey data. Since 2020, the Compensation Committee has retained the services of a compensation consultant, FW Cook, to advise on certain matters related to executive compensation. As a result, our company formally established a peer group of companies that has been used as a reference point to assess the competitiveness of base salary, incentive targets, and total direct compensation awarded to the Named Executive Officers and as information on market practices including incentive design, share utilization, and share ownership guidelines.

For the equity awards granted to certain officers in February 2022, the Compensation Committee utilized the peer group set forth below:

Peer Group
Capri Holdings	Lululemon Athletica
Carter’s	Mattel
Columbia Sportswear	PVH Corp.
Deckers Outdoor	Ralph Lauren
G-III Apparel Group	Tapestry
Hanesbrands	Under Armour
Hasbro	Wolverine World Wide
Levi Strauss

Based on data compiled by FW Cook at the time of the peer group review, our revenues, net earnings, and market capitalization were at the 76th, 34th and 31st percentiles, respectively, in relation to the peer group.

2022 Named Executive Officer Compensation

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective experience and responsibilities. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including each individual’s level of responsibilities, performance and results achieved, and professional experience, and cost of living increases.

Name of Executive	2021 Base Salary ($)	Increase (%)	2022 Base Salary ($)
Robert Greenberg	5,643,750	10%	6,200,000
John Vandemore	994,750	51%	1,500,000
Michael Greenberg	4,568,750	10%	5,025,000
David Weinberg	3,332,500	10%	3,665,000
Mark Nason	2,150,000	9%	2,350,000

Annual Incentive Plan

The 2006 Annual Incentive Compensation Plan (the “2006 Plan”) is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees, including the Named Executive Officers, with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our short-term performance goals. The 2006 Plan allows us to set performance periods equal to quarters, years or such other period that the Compensation Committee may establish up to five years in length, and determine performance criteria and goals for such performance periods that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each year. By determining performance criteria and setting goals at the beginning of each year, our Named Executive Officers understand our goals and priorities during the current year. Following the conclusion of each quarter during the current year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2022, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $10,000,000.

The Compensation Committee approved the performance goals of the Named Executive Officers for fiscal 2022 in February 2022. As with fiscal 2021, the performance criteria used in the formulae to calculate the incentive compensation of the Named Executive Officers for fiscal 2022 was our net sales growth because the Compensation Committee believes that it provides an accurate measure of our performance.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk, as illustrated in 2020 when no incentive compensation was paid to our Named Executive Officers due to the business disruption caused by the COVID-19 pandemic. Any incentive compensation to be paid to the Named Executive Officers is earned based on the Compensation Committee’s pre-approved performance criteria and formulae for the respective Named Executive Officers. The Named Executive Officers’ annual incentive compensation is calculated on a quarterly basis by multiplying net sales growth, which is the amount by which net sales for the applicable quarter exceeded net sales for the corresponding quarter in the prior year, by the percentages that were pre-approved by the Compensation Committee, as set forth in the following tables.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(i)	(ii)	(iii)	(iv)
Amount by which net sales for the quarter in fiscal 2022 exceeded net sales for the corresponding quarter in fiscal 2021 ($)	385,138,132	205,934,006	319,891,373	223,398,953

		Incentive Compensation Calculated on a Quarterly Basis ($)
Name of Executive	Pre-approved Percentage (%)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2022 Annual Incentive Compensation ($)
	(a)	(a) * (i)	(a) * (ii)	(a) * (iii)	(a) * (iv)
Robert Greenberg	0.7000	2,695,967	1,441,539	2,239,240	1,563,793	7,940,539
John Vandemore	0.1500	577,708	308,902	479,838	335,099	1,701,547
Michael Greenberg	0.3500	1,347,984	720,770	1,119,620	781,897	3,970,271
David Weinberg	0.2500	962,846	514,836	799,729	558,498	2,835,909
Mark Nason	0.1375	529,565	283,160	439,851	307,174	1,559,750

Long-Term Incentive Program

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, awards of restricted stock, stock options and other equity-based compensation under the 2017 Plan that are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in our company.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders. Historically, awards of restricted stock made to our Named Executive Officers have been subject only to certain time-vesting restrictions that generally cover a period of between two and four years from the date of the award. Commencing in 2020, we introduced performance-based restricted stock as a component of our long-term incentive compensation.

The following table presents a comparison of the rationale and key features of the performance-based restricted stock and the time-based restricted stock that were awarded to the Named Executive Officers in 2022:

Equity Award	Rationale and Key Features
Performance-Based Restricted Stock

•  Incentivize achievement of specific measurable financial goals over a three-year performance cycle.

•  Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.

•  Performance metrics consist of three annual EPS growth measures and a three-year relative TSR performance measure.

Time-Based Restricted Stock

•  Align pay and company performance as reflected in our stock price.

•  Encourage retention of our executive officers’ services and promote ownership by our executives in company stock.

•  Restricted stock granted in February 2022 vests in four equal annual installments following grant.

February 2022 Long-Term Incentive Grants

In February 2022, the following restricted stock awards, including the number of shares and target values, were granted to our Named Executive Officers:

	February 2022 Grants
	Relative TSR Performance		EPS Performance		Time-Based Restricted Stock
	Award (#)	Grant Value ($)	Award (#)	Grant Value ($)	Award (#)	Grant Value ($)
Robert Greenberg	37,500	2,206,875	37,500	1,592,250	75,000	3,184,500
John Vandemore	15,000	882,750	15,000	636,900	30,000	1,273,800
Michael Greenberg	31,250	1,839,063	31,250	1,326,876	62,500	2,653,750
David Weinberg	25,000	1,471,250	25,000	1,061,499	50,000	2,123,000
Mark Nason	7,500	441,375	7,500	318,450	15,000	636,900

Relative TSR Performance Shares

The performance-based restricted shares with vesting linked to relative TSR performance are based on Skechers’ three-year total stockholder return performance from February 1, 2022 through January 31, 2025. The relative TSR comparator group includes the 110 companies in the S&P Retail Select Index as of the date of grant. Awards have the potential to pay out between 0% and 200% of target, with interpolation between points shown below.

Relative TSR PSAs
3-Year Performance vs. S&P Retail Select	Payout (% Target PSAs)
< 25th Percentile	0%
25th Percentile	50% (Threshold)
50th Percentile	100% (Target)
100th Percentile	200% (Maximum)

EPS Performance Shares

The performance-based restricted shares with vesting linked to EPS performance are divided into three equal tranches, with awards earned at between 0% and 200% of target for achievement of annual EPS growth goals for each of 2022, 2023, and 2024, with interpolation for performance between the points shown below. The earned shares will be eligible to vest following the end of the three-year period. The achievement level for each tranche will be disclosed in the proxy statement following the applicable performance year.

EPS Performance PSAs
Annual EPS Growth (2022—2024)	Payout (% Target PSAs)
<7.5%	0%
7.5%	50% (Threshold)
10.0%	100% (Target)
15.0%	200% (Maximum)

EPS Performance Shares Earned in 2022

For 2022, our annual EPS growth was -8.1% when compared to 2021, which did not meet the annual EPS growth minimum target of 7.5% with respect to the awards of performance based restricted shares that were granted to our Named Executive Officers in December 2020, March 2021 and February 2022. This resulted in the Named Executive Officers earning 0% of their respective target number of shares with respect to the 2022 performance tranche of shares that could have been earned based on our 2022 EPS performance growth.

	EPS—2022 Performance Tranche
	December 2020 Grants		March 2021 Grants		February 2022 Grants
	Target Shares (#)	Shares Earned (#)	Target Shares (#)	Shares Earned (#)	Target Shares (#)	Shares Earned (#)
Robert Greenberg	16,667	—	12,500	—	12,500	—
John Vandemore	—	—	2,500	—	5,000	—
Michael Greenberg	13,889	—	10,417	—	10,417	—
David Weinberg	11,111	—	8,333	—	8,333	—
Mark Nason	—	—	2,500	—	2,500	—

Employment Agreements and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers except for Michael Greenberg and David Weinberg. The following is a description of the material terms of the employment agreements with Messrs. Greenberg and Weinberg and the change of control provisions granted under the 2017 Plan and in the Named Executive Officers’ performance-based restricted stock agreements.

Michael Greenberg

On May 23, 2019, we entered into a new employment agreement with Michael Greenberg to extend the term and replace the pre-existing employment agreement (the “Greenberg Agreement”). The terms of the Greenberg Agreement were effective as of January 1, 2019 and were negotiated and approved by the Compensation Committee with Mr. Greenberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions and recurring automatic one-year renewal terms annually on January 1, the Greenberg Agreement originally provided for Mr. Greenberg’s continued employment by us as our President through December 31, 2022. On January 1, 2022, Mr. Greenberg’s employment as our President was automatically extended through December 31, 2025.

The Greenberg Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $4,250,000 (subject to annual review by the Board or the Compensation Committee);

•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.30% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Greenberg Agreement provides for certain severance payments and benefits upon particular terminations of employment, including in connection with a change in control of our company, as described in greater detail below.

David Weinberg

On May 23, 2019, we entered into a new employment agreement with David Weinberg to extend the term and replace the pre-existing employment agreement (the “Weinberg Agreement”). The terms of the Weinberg Agreement were effective as of January 1, 2019 and were negotiated and approved by the Compensation Committee with Mr. Weinberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions and recurring automatic one-year renewal terms annually on January 1, the Weinberg Agreement originally provided for Mr. Weinberg’s continued employment by us as our Chief Operating Officer through December 31, 2022. On January 1, 2022, Mr. Weinberg’s employment as our Chief Operating Officer was automatically extended through December 31, 2025.

The Weinberg Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $3,100,000 (subject to annual review by the Board or the Compensation Committee);

•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.20% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Weinberg Agreement provides for certain severance payments and benefits upon particular terminations of employment, including in connection with a change in control of our company, as described in greater detail below.

Change of Control Provisions in Employment Agreements

The Greenberg Agreement and the Weinberg Agreement (collectively, the “Employment Agreements”) with Mr. Greenberg and Mr. Weinberg (each an “Officer” and, collectively, the “Officers”) provide for certain severance payments and benefits upon certain terminations of employment at any time prior to December 31, 2025, including in connection with a change in control of our company, described as follows:

•

The Employment Agreements provide that if either Officer’s employment is terminated by us with “cause” or by the respective Officer without “good reason”, or on account of his death or “disability” (each as defined in the Employment Agreements), he (or his estate) will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation.

•

If either Officer’s employment is terminated by us without “cause” or by the respective Officer for “good reason,” or by us without “cause” upon a “change in control” (as defined in the Employment Agreements) or within 120 days after a “change in control,” he will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation. Each Officer will be entitled to receive, subject to such Officer delivering a valid release and waiver of claims in favor of our company, the total gross amount equal to his base salary for the remainder of the term, currently ending December 31, 2025 (at the annual rate payable at the time of such termination), plus annual incentive compensation for each of the remaining years in the term equal to the highest amount of the annual incentive compensation that was earned by such Officer in any year in the term prior to his termination, less any annual incentive compensation already paid for the year in which he was terminated, and we will accelerate the vesting of all restricted shares of our Class A Common Stock held by such Officer, provided that such acceleration is allowed by the terms of the 2017 Plan and the applicable restricted stock agreements previously entered into between each of the Officers and our company.

•

Should the Officers’ payments or benefits (whether under the Employment Agreements or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Employment Agreements provide that such payments or benefits will be reduced so that the present value of the total amount received by the respective Officer will be one dollar less than three times his average yearly taxable income for the five most recent years and so that no portion of such payments or benefits will be subject to such excise tax.

Change of Control Provisions in the 2017 Plan

The service-vesting restricted stock awards granted under the 2017 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full. A “change of control” is generally defined in the 2017 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities, (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved, (iii) the consummation of a merger, consolidation, other business combination, sale of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions, or (iv) the approval by our stockholders of a complete liquidation or dissolution of our company.

Change of Control Provisions in Performance-Based Restricted Stock Agreements

The performance-based restricted stock agreements that were entered into with our Named Executive Officers in December 2020, March 2021 and February 2022 include the following accelerated vesting terms. Upon an involuntary termination without cause, voluntary resignation for good reason, death or permanent disability (each a “Qualifying Termination” and in each case prior to a change in control (“CIC”)):

•	The number of relative TSR performance shares that vest will be a pro rata amount of the target number of such shares based on the completed portion of the performance period.

•

For any EPS performance period that has ended, the number of EPS performance shares that vest will be based on the target number of such shares and the EPS growth performance multiplier on the date of termination.

•

For any EPS performance period that has commenced but not ended, the number of EPS performance shares that vest will be a pro rata amount of the target number of such shares based on the completed portion of the performance period.

Upon a CIC prior to the end of the three-year TSR performance period or third EPS performance period, as applicable:

•

The number of relative TSR performance shares that will remain eligible to vest in full as of the end of the three-year TSR performance period would be based on the target number of such shares and the relative TSR performance multiplier as of the CIC date.

•

For any EPS performance period that has ended, the number EPS performance shares that will remain eligible to vest as of the end of the third EPS performance period would be based on the target number of such shares and the EPS growth performance multiplier as of the CIC date.

•

For any EPS performance period that has not ended, the number of EPS performance shares that will remain eligible to vest as of the end of the third EPS performance period will be the target number of such shares.

The performance-based restricted shares will immediately to the extent eligible in accordance with the preceding bullet points upon a CIC prior to the end of the three-year TSR performance period if the awards are not assumed or replaced, or in the event such awards are assumed or replaced, and there is a Qualifying Termination.

The Compensation Committee believes that the change of control benefits provided under the Employment Agreements and our restricted stock award agreements are consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Perquisites and Other Benefits

We provide our Named Executive Officers with certain perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned SCT in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. These benefits are intended to facilitate the efficient operation of our business by allowing our Named Executive Officers to better focus their time, attention and capabilities on our company or permit them to be more accessible to the business

Aircraft usage. Our Board of Directors has authorized and approved a business aircraft use policy, effective as of October 1, 2022, that prescribes the criteria and procedures for both business and personal use of aircraft owned or chartered by Skechers. The policy includes internal and external reporting requirements, operating parameters, limitations on personal use and reimbursement procedures for any use above such personal use limitations. Currently, the policy limits the personal use of our aircraft to our Chief Executive Officer, President, and Chief Operating Officer, each of whom is entitled to fifty-five (55) personal flight hours annually. If we are not reimbursed for costs associated with personal use of the aircraft, including non-business guest travel, such costs are considered taxable income to the employee. A tax gross-up payment for the applicable imputed income is provided to these individuals for their personal use of the aircraft. During 2022, Robert Greenberg, Michael Greenberg and David Weinberg used our aircraft for personal travel.

Automobile usage. During 2022, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums as well as maintenance, repair and other charges related to their use of these automobiles. These costs are considered taxable income to the Named Executive Officers, each of whom is also provided a tax gross-up payment for the applicable imputed income.

Health insurance premiums. We have a program for a small group of employees pursuant to which we pay the full amounts of their health insurance premiums for medical, dental and vision coverage. The employees in this program participate in the same health plans with identical benefits as other salaried employees. During 2022, we paid the full amounts of health insurance premiums on behalf of all Named Executive Officers, including the portion of their premiums in excess of what we typically pay on behalf of all salaried employees.

Country club dues and health club fees. During 2022, we paid country club membership dues and health club membership fees for Michael Greenberg and David Weinberg.

Finance and tax services. During 2022, we paid fees for financial planning and tax preparation services that Robert Greenberg and Michael Greenberg received.

Other Elements of Our Executive Compensation Program

Clawback Policy

Our Board of Directors authorized and approved a clawback policy, effective as of April 1, 2022, in the event that we are required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under federal securities laws. If a current or former executive officer engaged in dishonest, fraudulent or willful misconduct that caused or partially caused the need for the restatement, our Compensation Committee may, in its discretion and to the full extent permitted by governing law, require reimbursement of that portion of any cash incentive compensation paid to, or performance-based restricted stock earned by, such executive officer during the three-year period preceding the date on which our company is required to prepare the restatement.

Stock Ownership Policy

Our Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of our other stockholders, all executive officers should maintain a minimum level of equity interests in our company’s Class A Common Stock and Class B Common Stock. Our Board of Directors authorized and approved a stock ownership policy, effective as of April 1, 2022, requiring our Chief Executive Officer to maintain ownership of our stock equal to six times his annual base salary, and our other executive officers are required to maintain stock ownership equal to three times their respective annual base salary. Each executive officer has until December 31, 2027 to come into compliance with this policy. After this compliance deadline, until an individual meets the applicable requirement, the after-tax portion of all equity awards that we grant to such individual must be held until he or she is in compliance with this policy.

Equity Award Practices

As discussed above, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the NYSE on the date of grant, and we have never re-priced any grants.

Profit-Sharing and Retirement Plans

The Skechers U.S.A., Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. The 401(k) Plan provides for us to make non-discretionary matching contributions to the participants which totaled $4.2 million for 2022.

The Skechers U.S.A., Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is maintained primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of our Named Executive Officers, who are limited in their participation under the 401(k) Plan under statutory requirements. Pursuant to the Deferred Compensation Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Deferred Compensation Plan. We are not funding the Deferred Compensation Plan, and we will make payments under the Deferred Compensation Plan to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Deferred Compensation Plan also provides for us to make discretionary contributions to the participants. The amounts and timing of any such discretionary contributions will be determined in the sole discretion of our Compensation Committee, as the administrator of the Deferred Compensation Plan. A description of the material terms of the Deferred Compensation Plan can be found in the section entitled “Executive Compensation—Non-qualified Deferred Compensation Plan” in this proxy statement.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for certain executive officers or “covered employees”. Covered employees consist of any employee who at any time during the applicable taxable year served as our Chief Executive Officer or as our Chief Financial Officer and each of the next three highest compensated officers other than our Chief Executive Officer and our Chief Financial Officer. Covered employees also include any employee who was a covered employee during any preceding taxable year beginning after December 31, 2016. The previous exemption from this limitation for performance-based compensation was repealed with the Tax Cuts and Jobs Act of 2017, so all forms of covered employees’ compensation are now subject to the $1 million limitation per covered employee.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

Richard Siskind, Chairman

Katherine Blair

Morton Erlich

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

EXECUTIVE COMPENSATION

The following table provides selected information concerning the compensation earned by the Named Executive Officers, who are our Principal Executive Officer (“PEO”), Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year.

Adjustments have been made to amounts previously reported under “All Other Compensation” and “Total” compensation for three of our Named Executive Officers—Robert Greenberg, Michael Greenberg and David Weinberg—for 2021, 2020, 2019 and 2018, which are described below in the section entitled “Adjustments to All Other Compensation.” The adjusted amounts for these Named Executive Officers for 2021 and 2020 are also included in the table below.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert Greenberg	2022	6,189,304	6,983,625	7,940,539	948,380	(3)	22,061,848
Chairman of the Board and	2021	5,643,750	7,393,375	10,000,000	977,216		24,014,341
Chief Executive Officer	2020	5,842,644	13,608,500	—	836,947		20,288,091

John Vandemore	2022	1,490,284	2,793,450	1,701,547	20,981	(4)	6,006,262
Chief Financial Officer	2021	994,750	1,478,675	1,687,617	12,064		4,173,106
	2020	1,029,790	762,200	—	16,996		1,808,986

Michael Greenberg	2022	5,016,237	5,819,730	3,970,271	682,972	(5)	15,489,210
President and Director	2021	4,568,750	6,161,211	5,062,845	748,175		16,540,981
	2020	4,729,670	11,340,433	—	1,080,044		17,150,147

David Weinberg	2022	3,659,451	4,655,708	2,835,909	643,286	(6)	11,794,354
Executive Vice President, Chief	2021	3,332,500	4,928,852	3,375,231	545,835		12,182,418
Operating Officer and Director	2020	3,449,942	9,072,317	—	493,819		13,016,078

Mark Nason	2022	2,346,155	1,396,725	1,559,750	12,089	(7)	5,314,719
Executive Vice President of	2021	2,150,000	1,478,675	2,320,471	11,975		5,961,121
Product Development	2020	2,225,769	952,750	—	16,996		3,195,515

(1)

Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. See Note 8, “Stockholders’ Equity and Stock Compensation,” to our Audited Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, for information concerning the ASC 718 values and the assumptions used to determine such values. For 2020, includes the grant date fair value of shares issued to Robert Greenberg, Michael Greenberg and David Weinberg, in the amounts of $5,716,500, $4,763,750 and $3,811,000, respectively, which were cancelled in September 2020 pursuant to the settlement terms of a stockholder derivative lawsuit. Also includes, the grant date fair value of shares issued to Robert Greenberg, Michael Greenberg and David Weinberg, in the amounts of $7,892,000, $6,576,683 and $5,261,317, respectively, which were issued in December 2020 in replacement of the aforementioned cancelled restricted stock awards that had been granted to the same individuals in February 2020 and shares issued to Robert Greenberg, Michael Greenberg and David Weinberg, in the amounts of $3,901,500, $3,251250, and $2,601,100, respectively, issued January 2019 which were also canceled in September 2020. Of the awards granted in March 2021 and February 2022, a portion were performance-based stock awards, as reflected in the Grants of Plan-Based Awards Table below. The vesting of the performance-based stock awards granted in February 2022 will be determined based on the measurement of two equally weighted metrics, annual EPS growth for each of 2022, 2023, and 2024, and our relative TSR over a three-year performance period beginning on the grant date. We determine the fair value of stock awards, the vesting of which is tied to service based on the closing market price of our Class A Common Stock on the date of grant. For stock awards that have a performance-based vesting requirement, we evaluate the probability of achieving the performance criteria throughout the performance period and will adjust stock compensation expense up or down based on the estimated probable outcome. The valuation of the performance-based stock awards granted during 2022 tied to annual EPS growth was $42.46, which value was multiplied by: (i) zero times the 2022 target number of shares, (ii) two times the 2023 target number of shares, and (iii) the 2024 target number of shares. The maximum grant date fair value of the portion of the performance-based stock awards granted in 2022 tied to annual EPS growth, assuming performance at maximum levels, is as follows: Robert Greenberg, $3,184,500; John Vandemore $1,273,800; Michael Greenberg, $2,653,752; David Weinberg, $2,122,998; and Mark Nason, $639,900. The performance-based stock awards granted in 2022 tied to relative TSR performance contain market condition components which are valued on the date of grant using a Monte Carlo simulation model. For the performance-based stock awards granted during 2022 tied to relative TSR performance, such inputs consisted of: (a) the stock price of $42.46 per share on the grant date; (b) an expected term that was based on the actual three-year term of the award; (c) a risk-free interest rate of 1.39% derived from U.S. Treasury yield curves for a three-year term; (d) a dividend yield of 0% based on historic and future dividend yield estimates; (e) stock price volatility of 48.73% based on the historical volatility of the price of our company’s Class A Common Stock and of the S&P Retail Select Index. Based on this methodology, the valuation of the performance-based stock awards granted during 2022 tied to relative TSR performance was $58.85 per share.
(2)

Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

(3)

Represents payments of $437,945 for financial planning and tax preparation services for Mr. Greenberg, costs of $145,202 related to automobiles purchased by us for use by Mr. Greenberg, which includes a tax gross-up reimbursement of $50,123, and automobile insurance premiums as well as maintenance, repair and other charges associated with the use of the automobiles paid by us on behalf of Mr. Greenberg, health insurance premiums of $5,613 paid by us on behalf of Mr. Greenberg that exceeded the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plan with identical benefits, and incremental costs of $359,620 for personal use of our aircraft, which includes a tax gross-up reimbursement of $38,068. The aggregate incremental costs of automobile usage are based on the annual lease values of these automobiles. The aggregate incremental cost for personal use of our aircraft is calculated based on identifiable variable operating costs, which generally include the cost of crew travel expenses, landing fees, trip-related hangar/parking costs, fuel and other variable costs. Our aircraft are primarily designated for business travel, although the COVID-19 pandemic caused a temporary reduction in business travel in 2020, increasing the relative percentage of personal flights. As a result, we do not include costs that do not change based on usage, such as salaries, our aircraft acquisition costs, insurance and general maintenance costs in our calculation of aggregate incremental cost. We believe that the use of this methodology is appropriate for calculating the incremental operating costs of our company-owned aircraft under normal conditions. The aggregate incremental cost of use of our aircraft for personal travel by our Named Executive Officers’ is allocated entirely to the highest-ranking Named Executive Officer present on the flight, unless circumstances indicate a different allocation is warranted.

(4)

Represents a matching contribution of $12,200 that we made under the 401(k) Plan in 2022 for fiscal 2021, and health insurance premiums of $8,781 paid by us on behalf of Mr. Vandemore that exceeded the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plan with identical benefits.

(5)

Represents payments of $111,641 for financial planning and tax preparation services for Mr. Greenberg, monthly payments of health club membership fees equal to a total of $7,850, costs of $53,128 related to an automobile purchased by us for use by Mr. Greenberg, which includes a tax gross-up reimbursement of $17,736, and automobile insurance premiums as well as maintenance, repair and other charges associated with the use of the automobile paid by us on behalf of Mr. Greenberg, health insurance premiums of $8,781 paid by us on behalf of Mr. Greenberg that exceeded the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plan with identical benefits, and incremental costs of $501,572 for personal use of our aircraft, which includes a tax gross-up reimbursement of $137,461. The aggregate incremental costs of automobile usage are based on the annual lease values of this automobile. See footnote 3 above regarding the calculation of the incremental cost and tax gross-up reimbursement for the personal use of our aircraft.
(6)

Represents monthly payments of country club membership dues equal to a total of $25,028, monthly payments of health club membership fees equal to a total of $2,337, costs of $72,378 related to an automobile purchased by us for use by Mr. Weinberg, which includes a tax gross-up reimbursement of $25,888, and automobile insurance premiums as well as maintenance, repair and other charges associated with the use of the automobile paid by us on behalf of Mr. Weinberg, health insurance premiums of $5,613 paid by us on behalf of Mr. Weinberg that exceeded the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plan with identical benefits, incremental costs of $532,719 for personal use of our aircraft, which includes a tax gross-up reimbursement of $155,098, and a matching contribution of $5,211 that we made under the 401(k) Plan in January 2022 for fiscal 2021. The aggregate incremental costs of automobile usage are based on the annual lease values of this automobile. See footnote 3 above regarding the calculation of the incremental cost and tax gross-up reimbursement for the personal use of our aircraft.

(7)

Represents a matching contribution of $3,308 that we made under the 401(k) Plan in January 2022 for fiscal 2021, and health insurance premiums of $8,781 paid by us on behalf of Mr. Nason that exceeded the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plan with identical benefits.

Adjustments to All Other Compensation

The following table adjusts the All Other Compensation and Total compensation amounts previously reported in 2021, 2020, 2019 and 2018 for three of our Named Executive Officers: Robert Greenberg, Michael Greenberg and David Weinberg.

Name of Executive	Year	All Other Compensation Previously Reported ($)		Transportation ($)(1)	Health Insurance ($)(2)	Company Aircraft ($)(3)	Tax Gross-Up ($)(4)	All Other Compensation as Adjusted ($)(5)	Total Compensation as Adjusted ($)
Robert Greenberg	2021	940,189		15,877	5,538	—	15,612	977,216	24,014,341
Chairman of the Board and Chief Executive Officer	2020	815,386		5,730	5,492	4,704	5,635	836,947	20,288,091
	2019	803,471		4,057	5,359	65,782	3,989	882,658	13,776,234
	2018	582,908		14,849	5,583	120,931	14,602	738,873	27,517,371
Michael Greenberg	2021	692,967		20,608	8,667	5,668	20,265	748,175	16,540,981
President and Director	2020	1,013,606		6,368	8,596	41,059	10,415	1,080,044	17,150,147
	2019	1,287,021		8,082	8,396	44,562	7,640	1,355,701	10,569,744
	2018	829,047		11,352	8,729	110,261	50,812	1,010,201	21,861,201
David Weinberg	2021	528,115		6,142	5,538	—	6,040	545,835	12,182,418
Executive Vice President, Chief Operating Officer and Director	2020	454,705		14,235	5,321	5,560	13,998	493,819	13,016,078
	2019	472,243		10,925	5,359	—	10,743	499,270	7,346,716
	2018	301,036	(6)	7,134	5,583	—	7,015	312,668	16,575,746

(1)

Represents amounts that we paid for maintenance, repair and other charges associated with the automobiles purchased by us for use by these NEOs. For 2021, we have also included automobile insurance premiums paid by us on behalf of each of these NEOs. Payments by us of auto insurance premiums for 2020, 2019 and 2018 were previously included in reported amounts.

(2)

Represents health insurance premiums paid by us on behalf of these NEOs in excess of the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plans with identical benefits.

(3)

Represents additional incremental costs for personal use of our aircraft based upon a review of certain flights previously classified as business that have been reclassified as partially or fully personal in nature. For 2020, we have also included the costs of repositioning flights that were associated with personal flights but were not previously reported.

(4)	Represents tax gross-up payments related to the additional personal use of our aircraft and other incremental compensation.
(5)

Relatedly, we have undertaken a review of other reimbursed expenses for each of these NEOs and determined that certain personal expenses were either not billed to the NEO in a timely manner or otherwise not previously repaid to us by the NEO. Each of these NEOs has reimbursed us for the identified personal expenses, plus an additional amount equal to the cost that would have been incurred by us at our then prevailing line of credit rate, regardless of whether we were utilizing our line of credit, in order to ensure that there was no cost to us for these expenses (collectively, the “Additional Amount”). The personal expenses and Additional Amounts reimbursed, respectively, by each NEO are as follows: Robert Greenberg: $621,393 and $43,065 (for the years 2016-2022); Michael Greenberg: $389,218 and $93,135 (for the years 2015-2022); and David Weinberg: $44,415 and $7,686 (for the years 2017-2022). In addition, for Robert Greenberg, we identified a Skechers-owned real estate asset for which he reimbursed us an estimated fair market value rental charge of $486,360 and paid an Additional Amount of $21,742 for 2022 and 2021.

(6)

The amount of All Other Compensation previously reported in the Summary Compensation Table in our proxy statement filed with the SEC on April 12, 2019 was $292,936. This amount does not include an annual matching contribution of $8,100 that we made under the Deferred Compensation Plan in March 2018 for fiscal 2017, even though the amount of the matching contribution was reported in footnote 5 to the Summary Compensation Table. The amount of All Other Compensation previously reported for David Weinberg for 2018 has been revised to correct this mathematical error.

With respect to our two other Named Executive Officers, John Vandemore and Mark Nason, the only adjustment to the All Other Compensation and Total compensation amounts previously reported in 2021, 2020, 2019 and 2018 is to include the health insurance premiums paid by us on their behalf in excess of the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plans with identical benefits. These adjustments represented less than $10,000 for each year for Messrs. Vandemore and Nason. The revised All Other Compensation and Total compensation amounts for Messrs. Vandemore and Nason for 2021 and 2020 are set forth in the Summary Compensation Table above. The revised All Other Compensation and Total compensation amounts for Mr. Vandemore for 2019 are $16,646 and $2,292,237, respectively, and for 2018 are $7,275 and $1,307,301, respectively. The revised All Other Compensation and Total compensation amounts for Mr. Nason for 2019 are $16,646 and $4,100,239, respectively, and for 2018 are $16,829 and $2,393,186, respectively.

Prior to and during our ongoing review of these matters, we have implemented, and continue to implement, comprehensive remedial measures related to personal use of our aircraft, other perquisites, and use of corporate credit cards for personal expenses and their reimbursement by our NEOs, and identification and disclosure of employees who are related to a Related Person (as defined in the section entitled “Transactions with Related Persons” in this proxy statement). These measures, which may be further supplemented, include (i) adoption of a business aircraft use policy covering personal use of corporate aircraft that is described in the section entitled “Perquisites and Other Benefits—Aircraft Usage” in this proxy statement, (ii) revising existing processes and controls concerning the reimbursement of personal expenses incurred by our NEOs, including on corporate credit cards, to better ensure timely billing and repayment to us for such expenses, (iii) revisions to our processes to identify and report employees who are related to a Related Person, (iv) presentation of periodic reports to the Audit Committee concerning compliance with our updated travel and expense policies by our NEOs, and (v) dedication and training of resources to better ensure full compliance with our policies and procedures.

Grants of Plan-Based Awards in Fiscal 2022

The following table provides information about plan-based awards granted to the Named Executive Officers in 2022: (i) the grant and approval dates, (ii) the estimated future payouts under non-equity incentive plan awards, which consist of payouts under the 2006 Plan for the performance period covering fiscal 2022, (iii) the estimated future payouts under equity incentive plan awards, which consist of performance-based restricted shares granted in fiscal 2022, (iv) the number of shares underlying all other stock awards and (v) the grant date fair value of each equity award computed under FASB ASC Topic 718.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
Name of Executive	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Greenberg	—	—	(1)	(1)	10,000,000	—	—	—	—		—
	2/1/2022	2/1/2022	—	—	—	—	75,000	150,000	—		3,799,125
	2/1/2022	2/1/2022	—	—	—	—	—	—	75,000	(5)	3,184,500
John Vandemore	—	—	(1)	(1)	10,000,000	—	—	—	—		—
	2/1/2022	2/1/2022	—	—	—	—	30,000	60,000			1,519,650
	2/1/2022	2/1/2022	—	—	—	—	—	—	30,000	(5)	1,273,800
Michael Greenberg	—	—	(1)	(1)	10,000,000	—	—	—	—		—
	2/1/2022	2/1/2022	—	—	—	—	62,500	125,000			3,165,939
	2/1/2022	2/1/2022	—	—	—	—	—	—	62,500	(5)	2,653,750
David Weinberg	—	—	(1)	(1)	10,000,000	—	—	—	—		—
	2/1/2022	2/1/2022	—	—	—	—	50,000	100,000	—		2,532,749
	2/1/2022	2/1/2022	—	—	—	—	—	—	50,000	(5)	2,123,000
Mark Nason	—	—	(1)	(1)	10,000,000	—	—	—	—		—
	2/1/2022	2/1/2022	—	—	—	—	15,000	30,000	—		759,825
	2/1/2022	2/1/2022	—	—	—	—	—	—	15,000	(5)	636,900

(1)

These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. There are no specific threshold or target amounts that can be determined with respect to any payouts of incentive compensation under the 2006 Plan for fiscal 2022 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year. Additional information regarding the business measurements and performance goals for determining the payments is described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2022; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $10,000,000.

(2)

Represents performance-based awards of restricted shares with vesting linked to EPS performance that are divided into three equal tranches, with awards based on achievement of certain annual EPS growth goals for each of 2022, 2023 and 2024, and performance-based awards of restricted shares with vesting linked to relative TSR performance based on Skechers’ three-year total stockholder return performance from February 1, 2022 through January 31, 2025. The Named Executive Officers may earn between 0% and 200% of their respective “target” number of shares that were awarded based on performance relative to the performance objectives during the applicable performance period. Additional information regarding the performance objectives is described in the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Program” in this proxy statement.

(3)

This column shows the number of shares of restricted stock awarded in 2022 to the Named Executive Officers under the 2017 Plan. All scheduled vesting is subject to the executive’s continued service on the applicable vesting date.

(4)

This column shows the aggregate grant date fair value of stock awards in 2022, as calculated in accordance with FASB ASC Topic 718. See Note 8, “Stockholders’ Equity and Stock Compensation,” to our company’s Audited Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, for information concerning the ASC 718 values and the assumptions used to determine such values. For further information about the assumptions used to calculate the grant date fair value of the stock awards granted in 2022, see footnote (1) to the SCT above.

(5)	Represents restricted shares scheduled to vest in four equal installments on February 1, 2023 and the first three anniversaries thereof.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information on the outstanding stock awards, specifically unvested shares of restricted stock, held by the Named Executive Officers as of December 31, 2022. Each stock award is shown separately for each of the Named Executive Officers. The market value of each stock award is based on the closing price of our Class A Common Stock as of December 31, 2022, which was $41.95. None of the Named Executive Officers held any outstanding option awards as of December 31, 2022. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

	Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert Greenberg	50,000	(1)	2,097,500	—		—
	56,250	(2)	2,359,688	—		—
	75,000	(3)	3,146,250	—		—
	33,333	(4)	1,398,333	133,333	(7)	5,593,333
	25,000	(4)	1,048,750	100,000	(7)	4,195,000
	—(5)		—	125,000	(8)	5,243,750
John Vandemore	20,000	(6)	839,000	—		—
	20,000	(6)	839,000	—		—
	11,250	(2)	471,938	—		—
	30,000	(3)	1,258,500	—		—
	5,000	(4)	209,750	20,000	(7)	839,000
	—(5)		—	50,000	(8)	2,097,500
Michael Greenberg	41,666	(1)	1,747,889	—		—
	46,875	(2)	1,966,406	—		—
	62,500	(3)	2,621,875	—		—
	27,778	(4)	1,165,287	111,112	(7)	4,661,148
	20,834	(4)	873,986	83,334	(7)	3,495,861
	—(5)		—	104,168	(8)	4,369,848
David Weinberg	33,333	(1)	1,398,319	—		—
	37,500	(3)	1,573,125	—		—
	50,000	(3)	2,097,500	—		—
	22,222	(4)	932,213	88,888	(7)	3,728,852
	16,667	(4)	699,181	66,666	(7)	2,796,639
	—(5)		—	83,332	(8)	3,495,777
Mark Nason	25,000	(6)	1,048,750	—		—
	11,250	(2)	471,938	—		—
	15,000	(3)	629,250	—		—
	5,000	(4)	209,750	20,000	(7)	839,000
	—(5)		—	25,000	(8)	1,048,750

(1)

Represents restricted shares that vested or are scheduled to vest, as the case may be, in three equal installments on December 30, 2022, 2023 and 2024, subject to the officer’s continued service through the applicable vesting date.

(2)

Represents restricted shares that vested or are scheduled to vest, as the case may be, in four equal installments on March 1, 2022 and the first three anniversaries thereof, subject to the officer’s continued service through the applicable vesting date.

(3)

Represents restricted shares that vested or are scheduled to vest as the case may be for equal installments on February 1, 2023, and the first three anniversaries thereof, subject to the officer’s continued service through the applicable vesting date.

(4)

Represents restricted shares that were earned by the Named Executive Officers based on our company achieving certain performance-based metrics for 2021, of which met the maximum payout for 200%, and 2022, which had a 0% payout, based on our company not achieving certain performance based metrics. The earned shares will be eligible to vest on December 31, 2023, subject to continued service through such date.

(5)

Represents restricted shares that were earned by the Named Executive Officers based on our company not achieving a certain performance-based metric for 2022. The earned shares will be eligible to vest on December 31, 2024, subject to continued service through such date.

(6)	Represents restricted shares which are vested on March 1, 2023.
(7)

Represents performance-based awards of restricted shares with vesting linked to EPS performance that are divided into three equal tranches, with awards based on achievement of certain annual EPS growth goals for each of 2021, 2022 and 2023, and performance-based awards of restricted shares with vesting linked to relative TSR performance based on Skechers’ three-year total stockholder return performance from March 1, 2021 through February 29, 2024. The Named Executive Officers may earn between 0% and 200% of their respective “target” number of shares that were awarded based on performance relative to the performance objectives during the applicable performance period. These awards are reflected at the remaining maximum number of shares that may be earned based on forecasted performance. The exact number of shares that will be earned and eligible to vest at the end of the three-year period by each of them based on this performance-based vesting, if any, will be calculated and reported as they become eligible to vest over the three-year period.

(8)

Represents performance-based awards of restricted shares with vesting linked to EPS performance that are divided into three equal tranches, with awards based on achievement of certain annual EPS growth goals for each of 2022, 2023 and 2024, and performance-based awards of restricted shares with vesting linked to relative TSR performance based on Skechers’ three-year total stockholder return performance from February 1, 2022 through January 31, 2025. The Named Executive Officers may earn between 0% and 200% of their respective “target” number of shares that were awarded based on performance relative to the performance objectives during the applicable performance period. These awards are reflected at the remaining maximum number of shares that may be earned based on forecasted performance. The exact number of shares that will be earned and eligible to vest at the end of the three-year period by each of them based on this performance-based vesting, if any, will be calculated and reported as they become eligible to vest over the three-year period.

Options Exercised and Stock Vested in Fiscal 2022

The following table provides information for the Named Executive Officers regarding the number of shares acquired in 2022 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax. None of the Named Executive Officers exercised any stock options in 2022.

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Greenberg	193,750	8,053,563
John Vandemore	23,750	985,863
Michael Greenberg	161,458	6,711,288
David Weinberg	129,167	5,369,056
Mark Nason	28,750	1,193,413

(1)	Amounts are calculated by multiplying the number of shares acquired on vesting of the related stock awards by the closing price per share of our company’s Class A Common Stock on the date of vesting.

Non-qualified Deferred Compensation Plan

The following table provides information about contributions, aggregate earnings and account balances under the Deferred Compensation Plan, as more fully described below, for the following Named Executive Officers who participated in the plan in 2022.

Name of Executive	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at December 31, 2022 ($)
John Vandemore	925,602	—	(215,895)	(162,356)	2,052,375	(4)
David Weinberg	323,171	—	(3,564,694)	—	10,302,960	(5)

(1)

The amount of the contributions made by the Named Executive Officer, as reported above, is also included in the Named Executive Officer’s compensation reported in the SCT for 2022 either as “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)	The amount of contributions by our company is also included in the Named Executive Officer’s compensation reported in the SCT for 2022 as “All Other Compensation.”
(3)	The amount in this column represents the gains and losses by funds in which investments were made under the Deferred Compensation Plan. These amounts are not reported in the SCT.
(4)

Represents contributions of $2,406,626 made by Mr. Vandemore, which were also included in his compensation reported in the SCT for 2018 through 2022, as adjusted for contributions by our company, distributions and aggregate gains since he began participating in the Deferred Compensation Plan in 2018.

(5)

Represents contributions of $8,113,751 made by Mr. Weinberg, which were also included in his compensation reported in the SCT for 2013 through 2022, as adjusted for contributions by our company and aggregate gains since he began participating in the Deferred Compensation Plan in 2013.

Under the Deferred Compensation Plan, eligible employees, including our Named Executive Officers, are permitted to defer receipt of up to 75% of their base salary and 100% of their commissions and bonuses. A participant’s deferrals are deemed 100% vested at all times and are credited to an account balance. This account balance represents a participant’s entire interest under the Deferred Compensation Plan. The Deferred Compensation Plan provides the opportunity for us to contribute additional discretionary contributions to an eligible employee’s account if authorized by the Compensation Committee and subject to such terms and conditions as provided by the Compensation Committee.

A participant shall receive his or her account balance following the first to occur of: (i) a separation from service, (ii) a specified date elected by the participant, (iii) disability, (iv) death (with account balance distributed to a designated beneficiary) or (v) an unforeseeable emergency (as determined at the sole discretion of the Compensation Committee). Generally, the account balance will be distributed in a single lump sum regardless of the payment event. If, however, a participant separates from service within two years following a change in control of our company, or separates from service with five years of service and the sum of his or her age and years of employment is at least 65 years, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to ten years instead of a single lump sum (subject to a timely participant election). Similarly, if a participant has established one or more specified dates upon which to receive a distribution of his or her account balance (or a portion thereof) or becomes disabled, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to five years instead of a single lump sum (subject to a timely participant election).

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Deferred Compensation Plan provides investment options, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time. In 2022, the Deferred Compensation Plan permitted participants to choose from among 33 investment options with rates of return for 2022 that ranged from -36.95% to 8.39%.

Termination and Change of Control Benefits

The following table sets forth the estimated amounts the Named Executive Officers would have been entitled to receive had their employment with us terminated and/or a change in control of our company occurred on the last business day of fiscal 2022, which was December 31, 2022. These benefits do not include any amounts with respect to fully vested benefits under the Deferred Compensation Plan or the 401(k) Plan.

Name	Triggering Event	Cash Severance ($)		Value of Accelerated Restricted Stock ($)(1)	Total ($)
Michael Greenberg	Death/Disability	—		4,407,750	4,407,750
	Termination Without Cause or Resign For Good Reason	30,263,535	(3)	4,407,750	34,671,285
	Change in Control(2)	—		6,336,170	6,336,170
	Change in Control and Termination Without Cause	30,263,535	(3)	15,652,672	45,916,207

David Weinberg	Death/Disability	—		3,526,144	3,526,144
	Termination Without Cause or Resign For Good Reason	21,120,693	(4)	3,526,144	24,646,837

	Change in Control(2)	—		5,068,958	5,068,958
	Change in Control and Termination Without Cause	21,120,693	(4)	12,522,173	33,642,918

(1)

Represents the value of the acceleration of vesting of the Named Executive Officer’s performance-based restricted shares and time-based restricted shares, in accordance with the terms of the awards and based on the closing price of our Class A Common Stock on December 31, 2022, which was $41.95 per share.

(2)	Upon a “change in control” under the 2017 Plan, outstanding time-based restricted stock awards are accelerated.
(3)

Represents an amount equal to the sum of $5,025,000, which was Mr. Greenberg’s annual base salary on December 31, 2022, plus $5,062,845, which was the annual incentive compensation that he earned in 2021, which is the highest amount of annual incentive compensation that he earned to date during the term of his Employment Agreement, multiplied by three, which represented the remaining three years of the term under his Employment Agreement as of December 31, 2022.

(4)

Represents an amount equal to the sum of $3,665,000, which was Mr. Weinberg’s annual base salary on December 31, 2022, plus $3,375,231, which was the annual incentive compensation that he earned in 2021, which is the highest amount of annual incentive compensation that he earned to date during the term of his Employment Agreement, multiplied by three, which represented the remaining three years of the term under his Employment Agreement as of December 31, 2022.

Incentive Award Plans

Upon a “change of control” under the 2017 Plan, Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason would be entitled to full vesting of their outstanding shares of time-based restricted stock, which would be valued at $7,603,438, $3,408,438, $6,336,170, $5,068,958 and $2,149,938, respectively, based on the closing price of our Class A Common Stock on December 31, 2022, which was $41.95 per share. With respect to the performance-based restricted stock awards granted to Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason in December 2020, March 2021 and February 2022, in the event of a “change of control”, such awards would remain eligible to vest over the three year performance period, and they would vest on an accelerated basis in accordance with the terms of the award if not assumed or replaced on such “change in control” or in the case of involuntary termination or the officer’s death or permanent disability following the “change in control”. Upon a “change in control”, if the performance-based restricted stock awards granted to Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason in December 2020, March 2021 and February 2022 are not converted, assumed or replaced by a successor entity, or in the case of their involuntary termination or the officer’s death or permanent disability, the value of their acceleration would be $11,179,633, $1,638,148, $9,316,502, $7,453,215 and $1,396,935, respectively, based on the closing price of our Class A Common Stock on December 31, 2022, which was $41.95 per share. Upon an involuntary termination without cause, voluntary resignation for good reason, death or permanent disability, in each case prior to a “change in control”, the value of the performance-based restricted stock awards granted to Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason in December 2020, March 2021 and February 2022 that would vest would be $5,289,188, $594,483, $4,407,750, $3,526,144 and $498,534 respectively, based on the closing price of our Class A Common Stock on December 31, 2022, which was $41.95 per share.

For additional information about change of control and accelerating vesting terms under the 2017 Plan and the performance-based restricted stock awards, see the descriptions provided in the section entitled “Compensation Discussion and Analysis—Employment Agreements and Change of Control Provisions” in this proxy statement.

CEO Pay Ratio

We determined our median employee based on actual total compensation paid to our employees worldwide in 2020. We captured all employees as of December 31, 2020, consisting of 24,517 individuals globally, with approximately 47.4% of these individuals located in the U.S. and approximately 52.6% located outside of the U.S. Total compensation included base salary or wages based on our payroll records, annual cash incentive awards earned for 2020 and the grant fair value of equity awards granted during the measurement period. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the measurement period.

For 2022, we used the same median employee analysis as in 2020 because during 2022 there was no change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure. We then determined our median employee’s total compensation for 2022. The annual total compensation of our CEO and our median employee were calculated in accordance with the requirements of the applicable SEC rules.

As noted above, we have a large global workforce, which largely consists of part-time employees paid on an hourly basis and working in our retail stores. Of the 7,711 individuals who worked in the United States, 70% were part-time employees, most of whom work in our domestic retail stores, including our median employee. A similar percentage of our non-U.S. workforce is also part-time employees. Accordingly, this had a significant impact on the calculation of our CEO pay ratio.

For 2022, our Chief Executive Officers’ annual total compensation, as disclosed in the SCT appearing on page 41, was $22,040,775, and the annual total compensation of our median employee was $10,559, resulting in a CEO pay ratio of 2,087 to 1.

Pay Versus Performance
Provided below is our company’s “Pay Versus Performance” disclosure as required pursuant to Item 402(v) of Regulation
S-K
under the Exchange Act. As required by Item 402(v), we have included:

(1)
A table that compares the total compensation of our Named Executive Officers as presented in the SCT for each year to pay calculated in accordance with Item 402(v) (referred to as “Compensation Actually Paid”, or CAP) and that compares CAP to specified performance measures;

(2)	A list of the most important measures that our Compensation Committee used in 2022 to lin k CAP to our company’s performance; and

(3)	Graphs and narratives that describe:

a.	the relationship between our cumulative total shareholder return (“TSR”) and the TSR of the S&P Retail Select Industry Index (“Peer Group TSR”); and

b.	the relationship between CAP and our TSR; and

c.	the relationship between CAP and Sales Growth, which is our Company Selected Measure (“CSM”).
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the Named Executive Officers or how the Compensation Committee evaluates compensation decisions in light of the performance of our company or individual accomplishments. In particular, the Compensation Committee does not use CAP as a basis for making compensation decisions. Please refer to our “
Compensation Discussion and Analysis”
on pages 27 to 39 for a discussion of our executive compensation program objectives and the ways in which we design our program to align executive compensation with our company’s performance.
Pay Versus Performance Table
The following table reports the compensation of our PEO and the average compensation of the other NEOs as reported in the SCT for the past three fiscal years, as well as their CAP as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules.

					Value of Initial Fixed $100 Investment Based On: (4)
Year (1)	SCT Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average SCT Total for Non- PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (in thousands)	Sales Growth (in thousands) (6)
2022	$22,061,848	$20,246,041	$9,651,136	$8,837,716	97.13	138.26	$373,028	$1,134,363
2021	24,014,341	29,363,412	9,714,407	12,040,298	100.49	202.49	741,503	1,696,757
2020	20,288,091	4,100,091	8,792,682	2,347,723	83.21	141.63	98,564	(629,114)

(1)	The PEO and other NEOs for all applicable years were as follows: Robert Greenberg served as our PEO and Messrs. Vandemore, Michael Greenberg, Weinberg and Nason served as the non-PEO NEOs.
(2)
Amounts reported in this column represent (i) the total compensation reported in the SCT for the applicable year in the case of the PEO and (ii) the average of the total compensation reported in the SCT for the applicable year for our other Named Executive Officers reported for the applicable year other than the PEO.

(3)
To calculate CAP, adjustments were made to the amounts reported in the SCT for the applicable year. The primary difference between the calculation of SCT total compensation and CAP is due to market fluctuations in our company’s stock price. Fair value or change in fair value, as applicable, of equity awards in the CAP columns below was determined as follows:

i.	For solely service vesting restricted stock, the closing price of our Class A common stock on the applicable fiscal year-end date or vesting date;

ii.
For the performance condition component of the performance-vesting restricted stock, the same valuation methodology as for the service vesting restricted stock except that year-end
values were multiplied by a factor reflecting achievement of the probable outcome of the performance objective as of the measurement date; and

iii.
For the market condition component of performance-vesting restricted stock, using a Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objectives established for the respective award. For information on the inputs to our Monte-Carlo simulations, see footnote (1) of our Summary Compensation Tables for 2022, 2021 and 2020.

Given that the values in the columns for Compensation Actually Paid to our PEO and the other NEOs are significantly tied to our stock price of the last day of the listed fiscal year, it is important to note that the values could have been dramatically different if other dates were chosen. To illustrate, in 2020, our stock price fluctuated from a low of $20.61 per share to a high of $43.88, with the closing share price on December 31, 2020 representing 82.09% of our
52-week
high for 2020. In 2021, our stock price fluctuated from a low of $34.48 per share to a high of $54.54, with the closing share price on December 31, 2021 representing 79.90% of our
52-week
high for 2021. And finally, in 2022, our stock price fluctuated from a low of 31.72 per share to a high of $48.94, with the closing share price on December 31, 2022 representing 85.72% of our
52-week
high for 2022. Accordingly, the values in the columns for Compensation Actually Paid to our PEO and the other NEOs could have been significantly less if other dates were chosen or if our stock price happened to be lower on the last day of the listed fiscal year.
A reconciliation of the adjustments for the PEO and for the average of the other Named Executive Officers is set forth in the table below.

			PEO			Average Non-PEO NEOs (a)
Fiscal Year			2022	2021	2020	2022	2021	2020
Summary Compensation Table	(b	)	22,061,848	$24,014,341	$20,288,091	$9,651,136	$9,714,407	$8,792,682

Minus—Grant Date Fair Value of Stock Awards Granted in Year	(c	)	(6,983,625)	(7,393,375)	(13,608,500)	(3,666,403)	(3,511,853)	(5,531,925)
Plus—Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards Granted in the Fiscal Year	(d	)	6,934,125	8,203,250	7,880,000	3,640,416	3,896,544	3,359,325
Plus / Minus—Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(e	)	(1,411,119)	3,896,696	(2,175,000)	(629,431)	1,666,398	(1,015,000)
Plus / Minus—Change in Fair Value at Vesting of Stock Awards Granted in Prior Fiscal Years	(f	)	(355,188)	642,500	(8,284,500)	(158,002)	274,802	(3,257,359)

Compensation Actually Paid			$20,246,041	$29,363,412	$4,100,091	$8,837,716	$12,040,298	$2,347,723

(a)	See footnote 1 above for the Named Executive Officers included in the average for each year.

(b)	Represents Total Compensation as reported in the SCT for the indicated fiscal year. For the other Named Executive Officers, amounts shown represent averages.
(c)
Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, calculated in accordance with ASC718. See Note 8 to the Audited Financial Statements included in our Form
10-K
for the fiscal year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts.

(d)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested option awards and stock awards granted during such fiscal year, calculated in accordance with the methodology used for financial reporting purposes.

(e)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, calculated in accordance with the methodology used for financial reporting purposes.

(f)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, or which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated in accordance with the methodology used for financial reporting purposes.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)	The TSR Peer Group consists of the S&P Retail Select Industry Index.
(6)
We determined that Sales Growth is the most important financial performance measure used to link CAP to our performance. In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our
“pay-for-performance”
compensation philosophy. We believe our executive compensation program and the executive compensation decisions included in the 2022 SCT related disclosures appropriately reward our PEO and the other NEOs for Skechers’ and individual performance, assist us in retaining our senior leadership team and support long-term value creation for our stockholders. Refer to Performance Measures Used to Used to Link Skechers’ Performance and CAP to the Named Executive Officers.

Performance Measures Used to Link Skechers’ Performance and CAP to the Named Executive Officers
The following is a list of financial performance measures, which in our assessment represent the most important measures used by us to link CAP for the Named Executive Officers in 2022. Please see the CD&A for a further description of these metrics, including how they are calculated for incentive purposes, and how they are used in our executive compensation program, including the annual bonus and 2022 long-term incentive program.

Most Important Company Performance Measures for Determining NEO Compensation
1	Sales Growth
2	Earnings Per Share Growth
3	Total Shareholder Return
Compensation Actually Paid Versus Total Shareholder Return
As demonstrated by the following table, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to other NEOs generally align with our TSR over the three-year period reported in the chart, especially when considering the dramatic impact of
COVID-19
on our financial results in 2020, during which no short-term incentive bonuses were paid to either our PEO or other NEOs.

Compensation Actually Paid and Net Income
As demonstrated by the following table, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to other NEOs is meaningfully aligned with Skechers’ net income and change in net income over the years presented in the “
Pay Versus Performance Table for 2022
”. While Skechers does not use net income as a performanc
e meas
ure in the overall executive compensation program, the measure of net income is broadly correlated with the measures of Sales Growth and Adjusted Diluted EPS, which Skechers uses in its short-term and long-term incentive compensation programs.

Compensation Actually Paid and Sales Growth
As demonstrated by the following table, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to other NEOs is aligned with Skechers’ sales growth over the years presented in the “
Pay Versus Performance Table for 2022
”. This is due primarily to Skechers use of sales growth as the key metric in its short-term incentive program for both our PEO and our NEOs, as well as other senior management.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2022 regarding compensation plans (including indiv idual compensati
on arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
2017 Plan	—		—	2,749,532
2018 ESPP	—		—	3,815,746	(1)

Total plans approved by security holders	—	(2)	—	6,565,278	(3)

Total	—			6,565,278

(1)	We expect that approximately 120,000 shares will be issued with respect to the purchase period in effect as of December 31, 2022, which purchase period ends on May 31, 2022.
(2)	Amount does not include 3,423,902 shares of restricted stock, which were awarded under the 2017 Plan, that were outstanding as of December 31, 2022.
(3)	The shares available for issuance under the 2017 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights.

Relationship of Risk to Compensation Policies and Practices
In April 2023, our company’s management and Compensation Committee reviewed our compensation policies and practices to determine whether any potential risks related to our compensation policies and practices for executives and other employees could encourage decision making that could expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows. The Compensation Committee discussed these potential pay risks with management and determined that any such pay risks do not expose our company to any risks that could result in a material adverse effect to our financial condition, results of operations or cash flows.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ consolidated financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ independent registered public accounting firm, BDO USA, LLP (“BDO”), and (v) Skechers’ compliance with legal and regulatory requirements.

The Audit Committee has done the following:

•

it reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and BDO, with and without management present, Skechers’ audited consolidated financial statements for the fiscal year ended December 31, 2022, management’s assessment of the effectiveness of Skechers’ internal control over financial reporting, and BDO’s evaluation of Skechers’ internal control over financial reporting;

•

it discussed with BDO the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board); and

•

it received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with BDO its independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to BDO during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2022 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully submitted,

Morton Erlich, Chairman

Zulema Garcia

Richard Siskind

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2022 and 2021

BDO provided services for the fiscal years ended December 31, 2022 and 2021 in the categories and amounts as follows:

Service	2022 ($)	2021 ($)
Audit fees(1)	2,677,878	2,527,100
Tax fees(2)	167,150	309,700

Total audit and non-audit fees	2,845,028	2,836,800

(1)

These are fees for the audit of our annual consolidated financial statements and the review of our annual report on Form 10-K, the review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

BDO has served as our independent registered public accounting firm since 2013 and has been appointed by the Audit Committee to audit our annual consolidated financial statements for the year ending December 31, 2023.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firm in 2022 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of BDO will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of April 13, 2023 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our current directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 138,518,770 shares of Class A Common Stock and 20,473,521 shares of Class B Common Stock outstanding as of April 13, 2023. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of April 13, 2023 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	20,131,779	(1)	14.5%	—		—
The Vanguard Group, Inc.	12,433,860	(2)	9.0%	—		—
Blackrock, Inc.	11,482,898	(3)	8.3%	—		—
Pzena Investment Management, LLC	7,522,541	(4)	5.4%	—		—
Skechers Voting Trust	13,684,670	(5)	9.0%	13,684,670	(6)	66.8%
Named Executive Officers and directors:
Robert Greenberg	18,401,573	(7)	11.7%	18,160,656	(8)	88.7%
Michael Greenberg	1,272,387	(9)	*	822,507	(10)	4.0%
David Weinberg	332,952	(11)	*	—		—
John Vandemore	126,076		*	—		—
Mark Nason	34,023		*	—		—
Katherine Blair	10,500		*	—		—
Morton Erlich	44,500	(12)	*	—		—
Zulema Garcia	7,000		*	—		—
Yolanda Macias	7,000		*	—		—
Richard Siskind	172,999		*	—		—
All current directors and executive officers as a group (11 persons)	20,429,010		13.0%	18,983,163		92.7%

*	Less than 1.0%
(1)

Information is based on a Schedule 13G filed with the SEC on February 9, 2023 and represents the number of shares beneficially owned as of December 31, 2022. FMR LLC has sole voting power with respect to 20,130,045 shares and sole dispositive power with respect to 20,131,779 shares. Each of FIAM LLC, Fidelity Institutional Asset Management Trust Company and Strategic Advisors LLC beneficially owns shares of Class A Common Stock, with FMR LLC, Fidelity Growth Company Commingled Pool, Fidelity Growth Company Fund, Fidelity Management & Research Company LLC, Fidelity Management Trust Company and Abigail P. Johnson beneficially owning 5% or more of the outstanding shares of Class A

Common Stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. The principal business office of FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.
(2)

Information is based on a Schedule 13G filed with the SEC on February 9, 2023 and represents the number of shares beneficially owned as of December 30, 2022. The Vanguard Group (“Vanguard”) has shared voting power with respect to 52,022 shares, sole dispositive power with respect to 12,248,888 shares and shared dispositive power with respect to 184,972 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Information is based on a Schedule 13G filed with the SEC on February 3, 2023 and represents the number of shares beneficially owned as of December 31, 2022. The BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 11,214,383 shares and sole dispositive power with respect to 11,482,898 held by BlackRock and sixteen of its subsidiaries that are listed as reporting persons on the Schedule 13G. The principal business office of BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(4)

Information is based on a Schedule 13G filed with the SEC on January 27, 2023 and represents the number of shares beneficially owned as of December 31, 2022. Pzena Investment Management, LLC (“Pzena”) has sole voting power with respect to 7,194,409 shares and sole dispositive power with respect to 7,522,541 shares. The principal business office of Pzena is located at 320 Park Avenue, 8th Floor, New York, NY 10022.

(5)

Represents shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 7 below.

(6)

Robert Greenberg and Gil Schwartzberg agreed to place certain shares of Class B Common Stock that they beneficially owned into the Skechers Voting Trust, of which they served as co-trustees, pursuant to an agreement that was entered into on March 2, 2016. Mr. Schwartzberg passed away on October 10, 2022, and as a result, Mr. Greenberg became sole trustee of the Skechers Voting Trust. During the remainder of the 15-year term of the Skechers Voting Trust (unless terminated sooner by the trustee), Mr. Greenberg has sole voting power and sole dispositive power with respect to all of these shares. Each beneficiary may withdraw the shares held by the Skechers Voting Trust in which he or she has an interest at any time, but only with the consent of the trustee. The principal business address of the Skechers Voting Trust is c/o Regina Brown, CPA, 21440 Ventura Blvd., Woodland Hills, California 91364.

(7)

Includes 18,160,656 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis and 472 shares of Class A Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust. Beneficial ownership of these shares is described in greater detail in note 9 below.

(8)

Represents 4,475,986 shares of Class B Common Stock held by the Trust and 13,684,670 shares of Class B Common Stock held by the Skechers Voting Trust. Mr. Greenberg may be deemed to beneficially own the shares held by the Skechers Voting Trust as its sole trustee, with sole voting power and sole dispositive power with respect to all of these shares. Mr. Greenberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(9)

Represents 822,507 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of the 822,507 shares of Class B Common Stock is described in greater detail in note 11 below.

(10)

Includes 644,555 shares of Class B Common Stock held by the Michael Greenberg Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust. 575,514 of the shares held by the Michael Greenberg Trust have been pledged to secure a line of credit. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(11)

Includes 183,283 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.

(12)	Includes 34,000 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2022 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in the section entitled “Corporate Code of Conduct and Code of Ethics” in this proxy statement), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is (a) any person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) a greater than five percent beneficial owner of our Class A Common Stock or Class B Common Stock or (c) an immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member will participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the transaction with the Related Person remains appropriate.

We have adopted changes to our policies and procedures to identify and report employees who, pursuant to Item 404 of Regulation S-K under the Exchange Act, are related to a Related Person and earned annual compensation equal to or greater than $120,000.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2022. Each of these transactions was reviewed, and approved or ratified, by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

During 2022, we paid $282,216 and $199,034 to The BeachLife Festival and The BeachLife Ranch Festival for Skechers marketing and sponsorship. The Beach LifeFestival is owned and operated by Beach Life Festival, LLC, of which Michael Greenberg owns an 8% beneficial ownership interest. The BeachLife Ranch Festival is owned and operated by Beach Life Festival 2, LLC, of which Michael Greenberg owns an 8% beneficial ownership interest. Skechers had no outstanding accounts receivable or payable with any of these music festivals or their operating entities as of December 31, 2022.

On February 1, 2018, we entered into a consulting agreement with Gil Schwartzberg, who is a beneficial owner of more than 5% of our Class A Common Stock and more than 5% of our Class B Common Stock. Mr. Schwartzberg agreed to provide business and legal advisory services for one year in exchange for a fee of $250,000. The agreement was extended for the fourth time for an additional year with the same terms and conditions effective as of February 1, 2022, but the agreement terminated upon the death of Mr. Schwartzberg on October 10, 2022.

On July 29, 2010, we formed the Skechers Foundation (the “Foundation”), which is a 501(c)(3) non-profit entity that does not have any shareholders or members. The Foundation is not a subsidiary of, and is not otherwise affiliated with us, and we do not have a financial interest in the Foundation. However, Michael Greenberg and David Weinberg are officers and directors of the Foundation. During the year ended December 31, 2022, we made contributions of $2,000,000 to the Foundation.

We recently determined that certain personal expenses incurred by Robert Greenberg, Michael Greenberg and David Weinberg were either not billed to them in a timely manner or otherwise were not previously repaid to us. These Named Executive Officers reimbursed us for the identified personal expenses and the Additional Amounts, respectively, as follows: Robert Greenberg: $621,393 and $43,065 (for the years 2016-2022); Michael Greenberg: $389,218 and $93,135 (for the years 2015-2022); and David Weinberg: $44,415 and $7,686 (for the years 2017-2022). In addition, for Robert Greenberg, we identified a Skechers-owned real estate asset for which he reimbursed us an estimated fair market value rental charge of $486,360 and paid an Additional Amount of $21,742 for 2022 and 2021. See footnote 4 to the table in the section entitled “Executive Compensation–Adjustments to All Other Compensation” in this proxy statement for further explanation.

Jason Greenberg, Jeffrey Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $6,342,104, $128,429, $5,658,530 and $351,887, respectively, in 2022. Marlene Greenberg, who is Robert Greenberg’s sister, is a non-executive employee of Skechers, and she earned total compensation of $551,870 in 2022. Ms. Greenberg also earned total compensation of $486,790 in 2021, which was not previously reported. Chase Greenberg, who is the son of Michael Greenberg, is a non-executive employee of Skechers, and he earned total compensation of $211,058 in 2022. Andrew Bronstein, who is Michael Greenberg’s brother-in-law, is a non-executive employee of Skechers, and he earned total compensation of $121,757 in 2022. Mr. Bronstein also earned total compensation of $213,645 and $155,419 in 2020 and 2021, respectively, which was not previously reported.

Andrew Weinberg and Jeffrey Weinberg, who are the sons of David Weinberg, are non-executive employees of Skechers, and they earned total compensation of $803,715 and $233,308, respectively, in 2022.

The following table adjusts the total compensation previously reported in 2021, 2020, 2019 and 2018 for Jason Greenberg, Jeffrey Greenberg, Joshua Greenberg, Jennifer Greenberg Messer and Andrew Weinberg.

Name	Year	Total Compensation Previously Reported ($)	Additional Health Insurance Premiums ($)(1)	Automobile Insurance Premiums ($)(2)	Total Compensation As Adjusted ($)
Jason Greenberg	2021	4,146,195	2,322	—	4,148,517
	2020	3,395,951	2,302	—	3,398,253
	2019	4,540,542	2,246	—	4,542,788
	2018	3,276,757	2,361	—	3,279,118

Jeff Greenberg	2021	319,738	8,667	—	328,405
	2020	322,232	8,596	—	330,828
	2019	257,010	8,396	—	265,406
	2018	349,842	8,729	—	358,571

Joshua Greenberg	2021	3,407,625	3,782	2,053	3,413,460
	2020	2,605,044	3,752	—	2,608,796
	2019	3,867,611	3,724	—	3,871,335
	2018	2,738,616	4,511	—	2,743,127

Jennifer Greenberg Messer	2021	338,830	8,667	3,933	351,430
	2020	354,239	8,596	—	362,835
	2019	350,389	8,396	—	358,785
	2018	357,312	8,729	—	366,041

Andrew Weinberg	2021	967,038	8,667	—	975,705
	2020	496,669	8,596	—	505,265
	2019	811,869	8,396	—	820,265
	2018	363,422	8,729	—	372,151

(1)

Represents health insurance premiums paid by us on behalf of these individuals in excess of the health insurance premiums that we typically pay on behalf of all salaried employees participating in the same plans with identical benefits.

(2)	Represents auto insurance premiums paid by us on behalf of Joshua Greenberg and Jennifer Greenberg Messer.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Stockholder proposals intended to be presented at our next annual meeting of stockholders to be held in 2024 must be received at our principal executive offices no later than January 2, 2024 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to nominate a director or submit a proposal for consideration at our annual meeting of stockholders to be held in 2024, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of the notice of their director nomination or proposal not later than ninety (90) days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. In either case, nominations and proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel. Please also refer to the section in this proxy statement titled “Corporate Governance and Board Matters – Director Nominations.” Furthermore, stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations for director candidates. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and our bylaws no later than April 13, 2024.

In connection with our annual meeting of stockholders in 2023, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: May     , 2023

Manhattan Beach, California

APPENDIX A

SKECHERS U.S.A., INC.

2023 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Skechers U.S.A., Inc. 2023 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Skechers U.S.A., Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, any of its Subsidiaries or the Greenberg Group; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.7(c)(i) and 2.7(c)(ii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group (other than any member of the Greenberg Group) beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.9 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 12 hereof.

2.10 “Common Stock” shall mean the Class A common stock of the Company, par value $0.001 per share.

2.11 “Company” shall have the meaning set forth in Article 1.

2.12 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.13 “Director” shall mean a member of the Board, as constituted from time to time.

2.14 “Director Limit” shall have the meaning set forth in Section 4.6.

2.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.16 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17 “Effective Date” shall mean the date of the 2023 annual meeting of stockholders of the Company, provided that the Plan is approved by the Company’s stockholders on such date.

2.18 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.19 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.20 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.22 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.23 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24 “Greenberg Group” means Robert Greenberg, M. Susan Greenberg, any member of their family, the Greenberg Family Trust, or any entity controlled by any of the foregoing.

2.25 “Holder” shall mean a person who has been granted an Award.

2.26 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.27 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.29 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.30 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.31 “Option Term” shall have the meaning set forth in Section 5.4.

2.32 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.33 “Other Stock or Cash Based Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, stock payments and performance awards.

2.34 “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals may include, but are not limited to, one or more of the following: (i) net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation, amortization and non-cash equity-based compensation expense), (ii) economic value-added, (iii) gross or net sales or revenue or sales revenue growth, (iv) net income (either before or after taxes and share-based compensation), (v) adjusted net income, (vi) operating earnings or profit (either before or after taxes), (vii) cash flow (including, but not limited to, operating cash flow and free cash flow), (viii) return on capital (or invested capital), (ix) return on assets, (x) return on shareholders’ equity, (xi) return on capital, (xii) shareholder returns, (xiii) return on sales, (xiv) gross or net profit or operating margin, (xv) productivity, (xvi) expense, (xvii) costs, reductions in costs and cost control measures, (xiii) funds from operations, (xix) margins, (xx) operating efficiency, (xxi) customer satisfaction, (xxii) working capital, (xxiii) earnings or loss per share, (xxiv) adjusted earnings or loss per share, (xxv) price per share, (xxvi) market share, (xxvii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxiii) implementation or completion of critical projects, (xxix) economic value, (xxx) booked revenue pursuant to revenue recognition policies of the Company, (xxxi) growth in deferred revenue, (xxxii) product line revenue, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, and (xxxiv) any other objective or subjective criteria selected by the Administrator.

(b) The Administrator, in its sole discretion, may provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s or its Subsidiaries’ core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items related to software revenue recognition; (xx) items related to deferred revenue growth; (xxi) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xxii) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions.

2.35 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.36 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.

2.37 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), after taking into account Applicable Law.

2.38 “Plan” shall have the meaning set forth in Article 1.

2.39 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.40 “Prior Plan” shall mean the 2017 Incentive Award Plan, as amended.

2.41 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.42 “Restricted Stock Units” shall mean an Award providing for the right to receive Shares awarded under Article 8.

2.43 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.44 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.45 “Shares” shall mean shares of Common Stock.

2.46 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.47 “SAR Term” shall have the meaning set forth in Section 5.4.

2.48 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.49 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.50 “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain an Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards (including, without limitation, Incentive Stock Options) under the Plan is 7,500,000 Shares less one (1) Share for every Share subject to an award granted under the Prior Plan after December 31, 2022 (the “Share Limit”). Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b) If any Shares subject to an Award or, after December 31, 2022, an award under the Prior Plan, are forfeited or expire, or such Award or Prior Plan award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award or Prior Plan award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit (as may be adjusted in accordance with Section 12.2 hereof). In addition, in the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2022, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Share Limit (as may be adjusted in accordance with Section 12.2 hereof). Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan to the extent that grants of Awards using such available Shares are (i) permitted without stockholder approval under the rules of the principal securities exchange on which the Common Stock is then listed and (ii) made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2 Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or Dividend Equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or Dividend Equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or Dividend Equivalents be paid with respect to Options or Stock Appreciation Rights.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3.1; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b) Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the grant date fair value (determined as of the date of grant under Applicable Accounting Standards) of equity-based Awards granted to any Non-Employee Director during any calendar year, taken together with any cash fees paid during the calendar year to the Non-Employee Director, in respect of service as a member of the Board during such calendar year (including service as a member or chair of any committees of the Board), shall not exceed $750,000 (the “Director Limit”).

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Sections 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

5.6 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 5.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of grant (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Sections 3.2 and 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock.

7.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall automatically be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

8.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company or Subsidiary performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5 Payment. At the time of grant, the Administrator shall specify the payment date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement), consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the payment date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the payment date or a combination of cash and Common Stock as determined by the Administrator.

8.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1 Other Stock or Cash Based Awards. The Administrator is authorized to (a) grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual and (b) determine whether such Other Stock or Cash Based Awards shall be Performance-Based Compensation. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, including the Performance Criteria, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder (or such other date as may be determined by the Administrator) and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Subject to Section 3.2, such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including Shares issuable pursuant to the exercise, vesting or payment of the Award) having a fair market value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, satisfy, or allow a Holder to satisfy, such obligations by any payment means described in Section 10.1 hereof, including without limitation, by withholding, or allowing such Holder to elect to have the Company or any Subsidiary withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust. For the avoidance of doubt, under no circumstance may an Award be transferred to a third party for monetary consideration.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the

Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement, be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award.

10.6 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation

Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.

10.7 Amendment of Awards. Subject to Section 10.6 and Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, then the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.5 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria or other performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.5 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan (except pursuant to an equitable adjustment), (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 10.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c) Upon effectiveness of the Plan, no further awards may be granted or awarded under the Prior Plan.

(d) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement. Notwithstanding anything herein to the contrary, in no event may any Incentive Stock Options be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the Expiration Date.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d) Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or a Subsidiary) and a Holder, if a Change in Control occurs and a Holder’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then, immediately prior to the Change in Control, such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse.

(e) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iv) cause an Award to fail to be exempt from or comply with Section 409A.

(g) The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.

12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award

Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.12 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Skechers U.S.A., Inc. on April 5, 2023.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Skechers U.S.A., Inc. on June     , 2023.

Executed on this      day of June, 2023.

/s/ Philip G. Paccione
Philip G. Paccione, Corporate Secretary

SKECHERS U.S.A., INC. 228 MANHATTAN BEACH BLVD. MANHATTAN BEACH, CA 90266 ATTN: TED WEITZMAN

VOTE BY INTERNET

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 11, 2023 for shares held directly and by 11:59 P.M. ET on June 9, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SKX2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 11, 2023 for shares held directly and by 11:59 P.M. ET on June 9, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V08799-P90682-Z84666 KEEP THIS PORTION FOR YOUR RECORDS
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SKECHERS U.S.A., INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:		☐	☐	☐
1.	Election of Directors
Nominees:
01) Katherine Blair 02) Yolanda Macias 03) Richard Siskind
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Amendment to our Certificate of Incorporation to permit the exculpation of our officers.						☐	☐	☐
3.	Approve the 2023 Incentive Award Plan.						☐	☐	☐
4.	Advisory vote to approve the compensation of our Named Executive Officers.						☐	☐	☐
The Board of Directors recommends you vote for THREE YEARS on the following proposal:						1 Year	2 Years	3 Years	Abstain
5.	Advisory vote on frequency of future advisory votes to approve the compensation of our Named Executive Officers.					☐	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:							For	Against	Abstain
6.	Stockholder proposal requesting the Board of Directors to issue a report for Skechers’ net zero climate emissions plan.						☐	☐	☐

NOTE: Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.

You may attend the Annual Meeting of Stockholders via the Internet and vote during the Annual Meeting of Stockholders. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

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Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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V08800-P90682-Z84666

SKECHERS U.S.A., INC.

Annual Meeting of Stockholders

Monday, June 12, 2023 at 12:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2023, and hereby appoint(s) Morton Erlich and Zulema Garcia and either of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held live via webcast at www.virtualshareholdermeeting.com/SKX2023 on Monday, June 12, 2023, at 12:00 PM Pacific Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR APPROVAL OF PROPOSAL 2, 3 AND 4, FOR THREE YEARS UNDER PROPOSAL 5 AS DESCRIBED IN THE PROXY STATEMENT, AND AGAINST PROPOSAL 6 IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side